EXHIBIT 10.8

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SAFRAN USA, INC.,

SAFRAN UK LIMITED

and

BEL FUSE INC.

Dated as of

DECEMBER 28, 2009

(continued)

(continued)

(continued)

Exhibits

A — Form UK Power of Attorney

B — Amended and Restated Labinal Supply Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made as of December 28, 2009, by and among Bel Fuse Inc., a New Jersey corporation (the "Purchaser"), SAFRAN USA, Inc., a Delaware corporation ("Seller U.S.") and SAFRAN UK LIMITED (no 2178689), a private limited company incorporated in England and Wales ("Seller U.K.", and together with Seller U.S., the "Sellers" and each a "Seller").

WITNESSETH:

WHEREAS, Seller U.S. owns all of the outstanding shares of capital stock (the "U.S.  Shares") of Cinch Connectors, Inc., a Delaware corporation ("Cinch U.S."), and Seller U.K. owns all of the outstanding shares (the "U.K. Shares" and, together with the U.S. Shares, the "Shares") of Cinch Connectors Limited, a private limited company incorporated in England and Wales under number 2178707 ("Cinch U.K.", and together with Cinch U.S., the "Companies" and each a "Company");

WHEREAS, Cinch U.S. owns 39,998 shares (the "MX Majority Shares") of the capital stock of Cinch Connectors de Mexico, S.A. de C.V. ("Cinch MX") a Sociedad Anonima de Capital Variable, incorporated under the laws of the United Mexican states ("Mexico"), which such shares represent 99.9% of the issued and outstanding capital stock of Cinch MX; and

WHEREAS, upon the terms and conditions and for the purchase price set forth herein, the Sellers desire to (a) sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares, and (b) cause Labinal Investments, Inc. ("Labinal") to sell, assign or transfer to the Designee (as defined below) two (2) of the shares (the "MX Minority Shares", and together with the MX Majority Shares, the "MX Shares") of the capital stock of Cinch MX, which such shares represent 0.1% of the issued and outstanding capital stock of Cinch MX.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1       Definitions. For the purposes of this Agreement and the Ancillary Agreements:

"Accounting Methodologies" means the accounting methodologies set forth on Section 1.1(a) of the Seller Disclosure Schedule, to be used solely for purposes of calculating the Net Working Capital, Net Cash and Aggregate Revenues of the Acquired Companies.

"Acquired Companies" means, collectively, the Companies and their Subsidiaries including, in the case of Cinch U.S., Cinch MX.

"Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, (i) the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and (ii) the Acquired Companies shall each be deemed an "Affiliate" of the Purchaser beginning as of the Closing.

"Affiliated Group" means a group of corporations with which any Acquired Company has filed consolidated, combined, unitary or similar Tax Returns.

"Aggregate Revenues" means, for a relevant period, the aggregate revenues of the Acquired Companies, calculated in the same manner, and in accordance with the same policy, as revenues are calculated in preparing the Financial Statements and in the manner set forth on the Accounting Methodologies.

"Ancillary Agreements" means the Amended and Restated Labinal Supply Agreement and the Affiliate Releases.

"Business Day" means any day other than Saturday, Sunday or any day on which banking institutions in Paris, France or New York, New York are closed either under applicable Law or action of any Governmental Authority.

"Cash" means, with respect to a Person, the amount of cash, cash equivalents and liquid investments on hand or credited to any account open in the name of such Person with a financial institution (plus all uncollected bank deposits and less all outstanding checks), as of the close of business on the Closing Date.

"Change of Control Payments" means all sale, "stay-around," retention, or similar bonuses or payments to those current or former directors, officers, employees and consultants of the Acquired Companies set forth on Section 2.7 of the Seller Disclosure Schedule as a result of or in connection with the transactions contemplated by this Agreement and the actual or constructive termination of such employees after the Closing in accordance with the terms of their respective change of control agreements.

"Closing Condition Material Adverse Effect" means the failure of the Aggregate Revenues to exceed US$11,000,000 during any Pre-Closing Three Calendar Month Period. For purposes of this calculation, the Aggregate Revenues will be determined in accordance with the Accounting Methodologies.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) (excluding any "multiemployer plan" (as defined in Section 3(37) of ERISA)) and any other material plan, Contract or arrangement involving direct or indirect compensation, including insurance coverage, sick leave, disability, health benefits, vacation policies, severance benefits, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, stock awards, phantom stock, stock appreciation or other forms of incentive compensation or post- retirement compensation that (i) is sponsored or maintained by any Acquired Company or the Sellers for the benefit of any Employees, (ii) has been approved by any Acquired Company or the Sellers for the benefit of any Employees but is not yet effective or (iii) was previously maintained by any Acquired Company or the Sellers for the benefit of any Employees and with respect to which any Acquired Company has any liability. For purposes of Section 3.12(a) and Section 10.1 only, "Company Plan" will exclude the "Main Scheme" and the "Stakeholder Scheme" (both as defined in Section 3.12(b)(i).

"Company Transaction Expenses" means, except as otherwise expressly set forth in this Agreement, any fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts of the Acquired Companies.

"Contract" means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

"Copyrights" means all copyrights and registrations and applications therefor, works of authorship and mask work rights.

"Dataroom" means the collection of documents, materials and information relating to the Sellers and Acquired Companies contained in the online data room which is operated by Merrill Datasite and made available to Purchaser and its advisors prior to the date hereof, a digital copy of which was provided to Purchaser on December 14, 2009 and the index to which is attached hereto as Section 1.1(b) of the Seller Disclosure Schedule.

"Employees" means any current or former director, officer or employee of any Acquired Company.

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever other than (a) carrier's, warehousemen's, mechanic's, materialmen's and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, in each case, that are not material to the business, operations and financial condition of the Companies or the assets of the Companies so encumbered and that are not resulting from a breach, default or violation by a Company or any of its Subsidiaries of any Contract or Law, (b) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) restrictions on the transferability of securities arising under applicable securities Laws and (d) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto and provided that such Laws have not been violated.

"Environment" means any land surface or subsurface strata, air, surface water, ground water, drinking water supply, stream and river sediments, and natural resources, including wildlife, fish and biota and other environmental resources belonging to, managed by, or held in trust by any governmental sovereign, including the U.S., any state or local Governmental Entity, any foreign government or any other Person so designated under Environmental Laws.

"Environmental Law" means any Law, statute, rule, regulation, order, ordinance, administrative ruling, decree, judgment, permit, or any other requirement of any Governmental Authority concerning (a) the handling, storage, transport, treatment, disposal, emission, discharge, Release or threatened Release or other regulation of Hazardous Material or (b) the protection of human health and safety and the Environment (including natural resources, wetlands, sediments, ambient air and surface or subsurface land or waters) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the General Law of Ecological Equilibrium and Environmental Protection ("Ley General del Equilibrio Ecologico y la Proteccion at Ambiente"), the National Waters Law ("Ley de Aguas Nacionales"), the General Law for the Prevention and Integral Management of Wastes ("Ley General para la Prevencion y Gestion Integral de los Residuos"), the Regulations of the General Law for the Prevention and Integrated Management of Waste ("Reglamento de la Ley General para la Prevencion y Gestion Integral de los Residuos"), the General Health Law ("Ley General de Salud"), and their respective regulations, as well as the Federal Regulation for Safety and Health in the Work Environment ("Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo"), the applicable Mexican Official Standards (Normas Oficiales Mexicanas), as such environmental laws may be amended, amended and restated, supplemented, substituted or otherwise modified from time to time, as well as any applicable analogous provisions of state, local, federal or nonU.S. Laws.

"Environmental Liabilities" means, with respect to any Person, all claims, judgments, Liabilities, encumbrances, liens, violations, obligations, responsibilities, remedial actions, losses, damages, punitive damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict Liability, criminal or civil statute, to the extent based upon, or arising under or pursuant to any Environmental Law or Environmental Permit.

"Environmental Permit" means any permit, license, approval, consent, franchise, privilege, variance, immunity, registration and other authorization issued by a Governmental Authority pursuant to any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means Cinch U.S. and its Subsidiaries or any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code.

"FG" means all inventory of finished goods owned, used or held for use by any of the Acquired Companies.

"Governing Documents" means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity.

"Governmental Authority" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, in each case anywhere throughout the world.

"Governmental Authorization" means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

"Hazardous Material" means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, polychlorinated biphenyls, radon, or chlorofluorocarbons or other ozone-depleting substances.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations owed or accrued as of the Closing Date to a third party financial institution in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person under leases required to be capitalized in accordance with U.S. GAAP or U.K. GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

"Indemnification Articles" means Article 8, Article 9 and/or Article 10.

"Intellectual Property" means any and all intellectual property rights owned or used by the Acquired Companies arising from or in respect of the following, whether protected, created or arising under the laws of the U.S., Mexico, the U.K. or any other jurisdiction: (i) all Patents, (ii) Marks, (iii) Copyrights, (iv) URLs; (v) Trade Secrets, and (vi) all Software and Technology of the Acquired Companies.

"Intellectual Property Licenses" means (i) any grant by an Acquired Company to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person to an Acquired Company of a right to use such Person's intellectual property rights included in the Intellectual Property.

"Inventory" means all inventory owned, used or held for use by any of the Acquired Companies, including all Raw Materials, WIP and FG.

"IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

"Judgment" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

"Knowledge" means (i) with respect to the Sellers, the actual knowledge, without any obligation of independent investigation, of any of the individuals listed in Section 1.1(c) of the Seller Disclosure Schedule and (ii) with respect to the Purchaser, the actual knowledge, without any obligation of independent investigation, of any of any of Daniel Bernstein, Dennis Ackerman, Peter Bittner, Craig Brosious, Colin Dunn and Avi Eden.

"Law" means, with respect to the U.S., the U.K. and Mexico, any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code, including, without limitation, to the extent applicable, all Environmental Laws, all Tax laws, all zoning laws, the Code, ERISA, COBRA, the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act, the Federal Acquisition Streamlining Act of 1994, 10 U.S.C. Sec 2323, Executive Order 12138, the Federal Acquisition Regulations, the UK Taxation of Chargeable Gains Act 1992, the UK Finance Act 2008, the UK Finance Act 2002, UK Finance Act 1989, UK Finance Act 2003, the UK Corporation Tax Act 2009, the UK Value Added Tax Act 1994, the UK Income & Corporation Taxes Act 1988 Occupational, the Pension Schemes (Employer Debt) Regulations 2005, the Pensions Act 1995, the Pension Schemes Act 1993, the Finance Act 2004, the Welfare Reform and Pensions Act 1999, the Occupational Pension Schemes (Cross-border Activities) Regulations 2005, the Pensions Act 2004, the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, the Working Time Regulations 1998, the Employment Rights Act 1996, Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the National Minimum Wage Act 1998, the Mexican Federal Labor Law (Ley Federal del Trabajo), National Fund for Worker's Housing Institute Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), Social Security Law (Ley del Seguro Social), Retirement Savings Fund System Law, (Ley de los Sistemas de Ahorro para el Retiro), Federal Regulation for Safety and Health in the Work Environment ("Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo"), the applicable Mexican Official Standards (Normas Oficiales Mexicanas), as such may be amended, amended and restated, supplemented, substituted or otherwise modified from time to time, as well as any applicable analogous provisions of state, local, federal or non-U.S. Laws.

"Liability" means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

"Loss" or "Losses" means any and all direct and actual Liabilities, losses, damages, Judgments, fines, penalties, costs or expenses (including reasonable attorney's or other professional fees and expenses) but excluding any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure).

"Marks" means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

"Material Adverse Effect" means any event, change, circumstance, effect or other matter that, individually or in the aggregate with any other event, change, circumstance, effect or other matter, has a material adverse effect on (a) the business, financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Sellers to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Laws, U.S. GAAP, U.K. GAAP or enforcement or interpretation thereof except to the extent that such event, change, circumstance, effect or other matter has a disproportionate effect on the Acquired Companies as compared with other entities in the industries in which they operate, (iii) changes that generally affect the industries and markets in which any Acquired Company operates except to the extent that such event, change, circumstance, effect or other matter has a disproportionate effect on the Acquired Companies as compared with other entities in the industries in which they operate, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) any failure, in and of itself, of any Acquired Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a "Material Adverse Effect" may be considered in determining whether there has been a Material Adverse Effect), (vi) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Purchaser, or (vii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing.

"Net Cash" means the difference between (a) the Cash of the Acquired Companies minus (b) the Indebtedness of the Acquired Companies, in all cases as of the close of business on the Closing Date and determined in accordance with the Accounting Methodologies. For purposes of this definition, if the Indebtedness of the Acquired Companies exceeds the Cash of the Acquired Companies, then the Net Cash amount will be a negative number.

"Net Working Capital" means all current assets (not including Cash) minus all current Liabilities (not including Indebtedness or Company Transaction Expenses) as determined in accordance with the Accounting Methodologies.

"Patents" means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction in inventions and discoveries including, without limitation, invention disclosures.

"Person" means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

"Post-Closing Period" means any taxable period or portion of a period that begins after the Closing Date.

"Pre-Closing Period" means any taxable period or portion of a period that begins on or before the Closing Date and ends on or before the Closing Date.

"Pre-Closing Three Calendar Month Period" means any three consecutive full calendar month period beginning November 1, 2009 through the last day of the full calendar month immediately prior to the date on which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing); provided, however that if such date occurs after the 15th day of a calendar month, then the Pre-Closing Three Calendar Month Period will include the full calendar month in which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), unless the Purchaser waives (in its sole and absolute discretion) its right to include such final full calendar month in the Pre-Closing Three Calendar Month Period (it being agreed and understood that if all of the conditions set forth in Article 6 have been satisfied or waived on or prior to January 31, 2010 (other than those conditions that by their nature can only be satisfied at the Closing), then the condition to Closing set forth in Section 6.1(c) shall not be applicable in connection with the consummation of the transactions contemplated by this Agreement).

"Previously-owned Land and Buildings" means any land and buildings that has or have, during the nine (9) years before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by any of the Acquired Companies, but which are no longer owned, occupied or used by the Acquired Companies.

"Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Products" means any and all products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Acquired Companies.

"Raw Materials" means all inventory of raw materials owned, used or held for use by any of the Acquired Companies.

"Release" means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

"Schedule" means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.

"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

"Straddle Period" means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

"Subsidiary" means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, "Subsidiary" means a Subsidiary of a Company.

"Tax" means, (a) any federal, state, local, foreign, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee's income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph. For the avoidance of doubt, the term "Tax" also includes any penalties relating to foreign bank account reports.

"Tax Attributes" means, any federal, state, local, foreign or other net operating loss, net capital loss, research credit, foreign tax credit, charitable deduction or any other credit, deduction, relief, allowance, exemption, or tax attribute that could be carried forward or back or otherwise utilized to reduce Taxes, including deductions and credits relating to alternative minimum Taxes, and any additional items described in Section 381 of the Code without reference to the conditions and limitations described therein.

"Tax Contest" means an audit, claim, dispute or controversy relating to Taxes.

"Tax Return" means any report, return, declaration, claim for refund, notice, account or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof

"Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by an Acquired Company.

"Trade Secrets" means all discoveries, concepts, ideas, research and development, know- how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Acquired Companies, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

"Transferred Employee" means those Persons employed by any Acquired Company immediately prior to the Closing, including those employees on vacation, leave of absence, disability (including long-term disability), military, parental or sick leave or layoff (whether or not such employees return to active employment with the Acquired Company).

"U.K." means the United Kingdom of Great Britain and Northern Ireland.

"U.K. GAAP" means U.K. generally accepted accounting principles in the U.K. as of the date hereof.

"URLs" means all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore.

"U.S." means the United States of America.

"U.S. GAAP" means U.S. generally accepted accounting principles in the U.S. as of the date hereof.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

"WIP" means the work-in-process inventory owned, used or held for use by any of the Acquired Companies.

Section 1.2       Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the section of, or other location in, this Agreement:

Defined Term	Location
10.7 Indemnified Parties	Section 10.7(c)(i)
Acquired Business	Section 5.6(c)(ii)
Acquired Competing Business	Section 5.6(c)(ii)
Acquisition Transaction	Section 5.14(a)
Aggregate Inventory Value	Section 2.3(b)(xi)(A)
Agreement	Preamble
Affiliate Contract	Section 3.21(b)
Affiliate Releases	Section 5.9(a)
Amended and Restated Labinal Supply Agreement	Section 5.12(b)
Antitrust Laws	Section 5.3(d)
Authority Granted	Section 3.24
Balance Sheet Date	Section 3.5
Basket	Section 8.5(b)
Cap	Section 8.5(c)
Cinch MX	Preamble
Cinch Name	Section 5.16
Cinch U.K.	Preamble
Cinch U.K. Books	Section 3.1
Cinch U.K. Estimated Closing Balance Sheet	Section 2.3(a)(i)
Cinch U.K. Estimated Net Working Capital	Section 2.3(a)(i)
Cinch U.S.	Preamble

Cinch U.S. Estimated Closing Balance Sheet	Section 2.3(a)(i)
Cinch U.S. Estimated Net Working Capital	Section 2.3(a)(i)
Claim Notice	Section 8.3(a)
Closing	Section 2.4(a)
Closing Certificate	Section 6.1(i)
Closing Date	Section 2.4(a)
CoC Payment Trigger	Section 2.7(a)
COBRA	Section 3.12(a)(vii)
Companies	Preamble
Company	Preamble
Company Information	Section 5.6(b)
Company Marks	Section 5.16
Company Properties	Section 3.8(a)
Company Property	Section 3.8(a)
Competing Business	Section 5.6(c)
Compliant Party	Section 7.2
Confidentiality Agreement	Section 5.6(a)
Connected Person	Section 10.7(c)(ii)
Contribution Notice	Section 10.7(c)(iii)
Designee	Section 2.5(a)(ix)
Determination Date	Section 2.4(b)
Dispute Notice	Section 2.3(b)(iv)(B)
DoD List	Section 3.27
Environmental Assessments	Section 3.14(a)
Estimated Closing Calculations	Section 2.3(b)(iv)
Estimated Net Cash	Section 2.3(a)(ii)
Estimated Seller Closing Balance Sheets	Section 2.3(a)(i)
Final Aggregate Closing Net Working Capital Amount	Section 2.3(b)(viii)
Final Closing Net Cash	Section 2.3(b)(viii)
Final U.K. Closing Net Working Capital	Section 2.3(b)(viii)
Final U.S. Closing Net Working Capital	Section 2.3(b)(viii)
Financial Statements	Section 3.5
Financial Support Direction	Section 10.7(c)(iv)
FIRPTA Affidavit	Section 2.5(a)(viii)
General Survival Period	Section 8.4
Governmental Antitrust Authority	Section 5.3(b)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Independent Accounting Firm	Section 2.3(b)(vi)
Initial Purchase Price	Section 2.2
Intragroup Services	Section 3.21(b)
Labinal	Preamble
Leased Real Property	Section 3.8(a)
Leased Real Properties	Section 3.8(a)
Less Than 20% Acquired Competing Business	Section 5.6(c)(ii)
Main Scheme	Section 3.12(b)(i)

Material Contracts	Section 3.10(a)
Mexico	Preamble
Mil Spec Cap	Section 8.5(d)
Mil Spec Products	Section 3.27
Mil Spec Survival Period	Section 8.4
MX Majority Shares	Preamble
MX Minority Shares	Preamble
MX Shares	Preamble
Non-Compete Period	Section 5.6(c)
Non-Performing Party	Section 11.12
Owned Properties	Section 3.8(a)
Owned Property	Section 3.8(a)
Pension Schemes	Section 3.12(b)(i)
Performing Party	Section 11.12
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Estimated Closing Balance Sheets	Section 2.3(b)(i)
Purchaser Estimated Closing Net Cash	Section 2.3(b)(i)
Purchaser Estimated Closing Net Working Capital	Section 2.3(b)(i)
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	Section 8.1
Purchaser Representation Cap	Section 8.5(d)
Real Property Lease	Section 3.8(a)
Real Property Leases	Section 3.8(a)
Related Persons	Section 3.21(a)
Representation Cap	Section 8.5(c)
Representatives	Section 5.14(a)
Safran Group	Section 5.22(a)
Section 338(g) Election	Section 9.3(b)
Section 338(h)(10) Election	Section 9.3(a)
Sellers	Preamble
Seller Disclosure Schedule	Article 3
Seller Estimated Closing Net Working Capital	Section 2.3(a)(i)
Seller Indemnified Parties	Section 8.2
Seller Name	Section 5.8(a)
Seller Plans	Section 10.1
Seller Representation Cap	Section 8.5(c)
Seller U.K.	Preamble
Seller U.S.	Preamble
Sellers	Preamble
Services Agreement	Section 5.23
Shares	Preamble
Stakeholder Scheme	Section 3.12(b)(i)
Support Obligation Liabilities	Section 5.11
Support Obligation Release	Section 5.11
Survival Period	Section 8.4

Target Net Working Capital	Section 2.3(a)(iii)
Tax Adjustment	Section 9.3(b)
Termination Date	Section 7.1(e)
Third Party Claim	Section 8.3(b)
Transfer of the Main Scheme	Section 6.3
Transfer Taxes	Section 9.4
U.K. Financial Statements	Section 3.5
U.K. Purchaser Estimated Closing Balance Sheet	Section 2.3(b)(i)
U.K. Purchaser Estimated Net Working Capital	Section 2.3(b)(i)
U.K. Relationship Manager	Section 5.22(a)
U.K. Shares	Preamble
U.S. Financial Statements	Section 3.5
U.S. Purchaser Estimated Closing Balance Sheet	Section 2.3(b)(i)
U.S. Purchaser Estimated Net Working Capital	Section 2.3(b)(i)
U.S. Relationship Manager	Section 5.22(b)
U.S. Savings Plan	Section 10.1
U.S. Shares	Preamble
Welfare Plans	Section 10.3

Section 1.3 Construction. Any reference in this Agreement to an "Article," "Section," "Exhibit" or "Schedule" refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance. Where this Agreement states that a party "shall", "will" or "must" perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Any reference in this Agreement to $ will mean U.S. dollars.

ARTICLE 2
THE TRANSACTION

Section 2.1 Sale and Purchase of Shares. In accordance with the provisions of this Agreement, at the Closing, the Sellers will (i) sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all of the Shares, free and clear of any Encumbrances and (ii) cause Labinal to transfer the MX Minority Shares to the Designee.

Section 2.2 Purchase Price. On the Closing Date, subject to the adjustments set forth in Section 2.3(a), Purchaser will pay to Sellers $37,500,000.00 (the "Initial Purchase Price") less Company Transaction Expenses unpaid as of the close of business on the day immediately preceding the Closing Date. The Initial Purchase Price as adjusted pursuant to the terms of this Agreement will be the "Purchase Price".

Section 2.3 Purchase Price Adjustment.

(a)    Closing Date Purchase Price Adjustment.

(i)           Estimated Net Working Capital. Not later than three (3) Business Days prior to the Closing Date, the Sellers will provide the Purchaser with (A) an estimated, consolidated balance sheet of Cinch U.S. as of the close of business on the Closing Date (the "Cinch U.S. Estimated Closing Balance Sheet"), (B) an estimated balance sheet of Cinch U.K. as of the close of business on the Closing Date (the "Cinch U.K. Estimated Closing Balance Sheet" and, together with the Cinch U.S. Estimated Closing Balance Sheet, the "Estimated Seller Closing Balance Sheets"), (C) the Sellers' calculations of the Net Working Capital of Cinch U.S. based on the Cinch U.S. Estimated Closing Balance Sheet (the "Cinch U.S. Estimated Net Working Capital"), and (D) the Sellers' calculations of the Net Working Capital of Cinch U.K. based on the Cinch U.K. Estimated Closing Balance Sheet (the "Cinch U.K. Estimated Net Working Capital" and, consolidated with the Cinch U.S. Estimated Net Working Capital, the "Seller Estimated Closing Net Working Capital").

(ii)           Estimated Net Cash. Not later than three (3) Business Days prior to the Closing Date, Sellers will provide to Purchaser a good faith estimate of the Net Cash as of the Closing Date, which will be calculated in accordance with the definition of Net Cash (such estimate, the "Estimated Net Cash"). To the extent Estimated Net Cash is positive (i.e., Cash of the Acquired Companies exceeds the Indebtedness of the Acquired Companies) such amount will be added to the Purchase Price paid at the Closing. To the extent Estimated Net Cash is negative (i.e., Indebtedness of the Acquired Companies exceeds Cash of the Acquired Companies) such amount will be deducted from the Purchase Price paid at the Closing.

(iii)          Target Working Capital. If the Seller Estimated Closing Net Working Capital is less than Target Net Working Capital, then the Purchase Price payable at Closing will be decreased by the difference between Seller Estimated Closing Net Working Capital and Target Net Working Capital. If the Seller Estimated Closing Net Working Capital is greater than Target Net Working Capital, then the Purchase Price payable at Closing will be increased by the difference between Seller Estimated Closing Net Working Capital and Target Net Working Capital. The Target Net Working Capital will be $7,143,000 (the "Target Net Working Capital").

(iv)          The Cinch U.S. Estimated Closing Balance Sheet, Cinch U.K. Estimated Closing Balance Sheet and calculations of Cinch U.S. Estimated Net Working Capital, Cinch U.K. Estimated Net Working Capital and Estimated Net Cash, will each be prepared in accordance with the Accounting Methodologies.

(v) All adjustments to the Purchase Price payable at Closing pursuant to Section 2.3(a)(ii) will be netted against all adjustments to the Purchase Price payable at Closing pursuant to Section 2.3(a)(iii).

(b)           Post-Closing Date Purchase Price Adjustment.

(i) Within ninety (90) days following the Closing Date, the Purchaser will deliver to the Sellers (A) a consolidated balance sheet of Cinch U.S., audited by the Purchaser's accountants, as of the close of business on the Closing Date (the "U.S.  Purchaser Estimated Closing Balance Sheet"), (B) a balance sheet of Cinch U.K., audited by the Purchaser's accountants, as of the close of business on the Closing Date (the "U.K.  Purchaser Estimated Closing Balance Sheet" and, together with the U.S. Purchaser Estimated Closing Balance Sheet, the "Purchaser Estimated Closing Balance Sheets"), (C) the Purchaser's calculations of the Net Working Capital of Cinch U.S. based on the U.S. Purchaser Estimated Closing Balance Sheet (the "U.S. Purchaser Estimated Net Working Capital"), (D) the Purchaser's calculations of the Net Working Capital of Cinch U.K. based on the U.K. Purchaser Estimated Closing Balance Sheet (the "U.K. Purchaser Estimated Net Working Capital and, consolidated with the U.S. Purchaser Estimated Net Working Capital, the "Purchaser Estimated Closing Net Working Capital"), and (E) the Purchaser's calculation of Net Cash (the "Purchaser Estimated Closing Net Cash").

(ii) The U.S. Purchaser Estimated Closing Balance Sheet, the U.K. Purchaser Estimated Closing Balance Sheet and the calculations of U.S. Purchaser Estimated Net Working Capital, U.K. Purchaser Estimated Net Working Capital and Purchaser Estimated Closing Net Cash will each be prepared in accordance with Accounting Methodologies.

(iii) The Sellers will have thirty (30) days from the date of their receipt to review the Purchaser Estimated Closing Balance Sheets and to respond to the Purchaser pursuant to Section 2.3(b)(iv) below. During the Sellers' review of the Purchaser Estimated Closing Balance Sheets, the Purchaser will, and will cause each of the Acquired Companies to, (A) provide the Sellers and the Sellers' representatives with reasonable access to the books and records of the Acquired Companies, and (B) reasonably cooperate with the Sellers and the Sellers' representatives, including by providing on a timely basis all information reasonably necessary in reviewing the Purchaser Estimated Closing Balance Sheets.

(iv) Within thirty (30) days from the date of its receipt of the Purchaser Estimated Closing Net Working Capital and/or Purchaser Estimated Closing Net Cash (collectively, the "Estimated Closing Calculations") the Sellers will either:

(A)           agree in writing with the Estimated Closing Calculations, in which case the Estimated Closing Calculations, will be final and binding on the parties for purposes of Section 2.3(b)(viii); or

(B)           dispute any or all of the Estimated Closing Calculations, by delivering to the Purchaser a written notice (a "Dispute Notice") setting forth in reasonable detail the basis for, and an itemized alternative calculation of, each such disputed item.

(v)          If the Sellers fail to take either of the actions set forth in Section 2.3(b)(iv)(A) or Section 2.3(b)(iv)(B) within thirty (30) days from the date of its receipt of the Purchaser Estimated Closing Balance Sheets, then the Sellers will be deemed to have irrevocably accepted the Estimated Closing Calculations, in which case, the Estimated Closing Calculations, will be final and binding on the parties for purposes of Section 2.3(b)(viii).

(vi)         If the Sellers timely deliver a Dispute Notice to the Purchaser, then the Purchaser and the Sellers will attempt in good faith, for a period of thirty (30) days, to agree on any changes to the Estimated Closing Calculations for purposes of Section 2.3(b)(viii). Any resolution by the Purchaser and the Sellers during such thirty (30)-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.3(b)(viii). If the Purchaser and the Sellers do not resolve all disputed items by the end of thirty (30) days after the date of delivery of the Dispute Notice, then the Purchaser and the Sellers will submit the remaining items in dispute to KPMG, LLP, for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Sellers will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies. If the Purchaser and the Sellers are unable to jointly select such independent accounting firm within ten (10) days after such thirty (30)-day period, the Purchaser, on the one hand, and the Sellers, on the other hand, will each select an independent accounting firm of recognized international standing and such selected accounting firms will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies; provided, however, that if either the Purchaser, on the one hand, or the Sellers, on the other hand, fail to select such independent accounting firm during this ten (10)-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.3(b)(vi) (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the "Independent Accounting Firm"). The Independent Accounting Firm will act as an expert in accounting and not as an arbitrator and will render its determination on a basis in accordance with the Accounting Methodologies. The Independent Accounting Firm will only render its determination with respect to the specific remaining accounting differences submitted to it and in no event will its determination as to an item in dispute be less than the lowest amount for such item proposed by the Purchaser or the Sellers nor greater than the highest amount for such item proposed by the Purchaser or the Sellers. The Purchaser and the Sellers will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute relating to the Estimated Closing Calculations. The Purchaser and the Sellers will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm's determination of any adjustments to the Estimated Closing Calculations as set forth in its report will be final and binding on the parties for purposes of Section 2.3(b). The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Sellers in inverse proportion to the relative amounts of the items in dispute determined to be for the account of Purchaser and the Sellers, respectively. For example, should the items in dispute total an amount equal to $1,000 and the Independent Accounting Firm awards $600 in favor of the Sellers' position, sixty percent (60%) of the costs of its review would be borne by the Purchaser and forty percent (40%) of the costs would be borne by the Sellers. For purposes of this Section 2.3(b), the "items in dispute" will be measured by the difference between the amount claimed by the Sellers to equal the Net Working Capital and/or Net Cash, as applicable, as of the Closing Date and the amount claimed by the Purchaser to equal the Net Working Capital and/or Net Cash, as applicable, as of the Closing Date, in each case as determined as of the date that such matter is first submitted by the parties to the Independent Accounting Firm.

(vii)        For purposes of complying with this Section 2.3(b), the Purchaser and the Sellers will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting  may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm, any such discussion to be in the presence of all parties to the dispute.

(viii)       The final amounts of (A) the Net Working Capital of Cinch U.S. (the "Final U.S. Closing Net Working Capital") and the Net Working Capital of Cinch U.K. (the "Final U.K. Closing Net Working Capital"), and (B) the Net Cash (the "Final Closing Net Cash"), will be as set forth in the Estimated Closing Calculations, as finally determined by this Section 2.3(b). The sum of the finally determined amounts of the Final U.S. Closing Net Working Capital and the Final U.K. Closing Net Working Capital will constitute the "Final Aggregate Closing Net Working Capital Amount".

(ix)          Upon the final determination of the Final Aggregate Closing Net Working Capital Amount: (i) if the Final Aggregate Closing Net Working Capital Amount is less than Seller Estimated Closing Net Working Capital, the Purchase Price will be decreased by the excess of Seller Estimated Closing Net Working Capital over the Final Aggregate Closing Net Working Capital Amount and the Sellers will promptly pay to the Purchaser the amount of such difference; or (ii) if the Final Aggregate Closing Net Working Capital Amount is greater than Seller Estimated Closing Net Working Capital, the Purchase Price will be increased by the excess of Final Aggregate Closing Net Working Capital Amount over the Seller Estimated Closing Net Working Capital and the Purchaser will promptly pay to the Sellers the amount of such difference.

(x)           Upon the final determination of the Final Closing Net Cash: (i) if the Final Closing Net Cash is less than the Estimated Net Cash, the Sellers will promptly pay to the Purchaser the amount of such difference; or (ii) if the Final Closing Net Cash is greater than the Estimated Net Cash, the Purchaser will promptly pay to the Sellers the amount of such difference.

(xi) For purposes of this Section 2.3, it is agreed that the aggregate value of the Inventory used for purposes of each respective Net Working Capital calculation to be made under this Section 2.3 will be deemed as follows:

(A)           if the value attributable to Inventory (as determined for purposes of each respective Net Working Capital calculation to be made under this Section 2.3, before giving effect to this Section 2.3(xi), the "Aggregate Inventory Value") is greater than or equal to $6,554,000 but less than or equal to $6,854,000, then the value of the Inventory used to calculate the Net Working Capital will be deemed to be $6,704,000.

(B)           if the Aggregate Inventory Value is greater than $6,854,000 but less than $7,354,000, then the value of the Inventory used to calculate the Net Working Capital will be equal to the difference that results from subtracting $150,000 from the Aggregate Inventory Value.

(C)           if the Aggregate Inventory Value is greater than $7,354,000, then the value of the Inventory used to calculate the Net Working Capital will be deemed to be $7,204,000.

(D)           if the Aggregate Inventory Value is less than $6,554,000, then the value of the Inventory used to calculate the Net Working Capital will be equal to the sum that results from adding $150,000 to the Aggregate Inventory Value.

(E)           for purposes of determining the Aggregate Inventory Value, no value will be attributed to any Inventory held for sale to IBM pursuant to Contracts in place as of the date of this Agreement.

(xii) All adjustments to the Purchase Price payable pursuant to Section 2.3(b)(ix) will be netted against all adjustments to the Purchase Price payable pursuant to Section 2.3(b)(x).

(xiii) Any payment to the Purchaser pursuant to Section 2.3(b) will be effected by wire transfer of immediately available funds from the Sellers to an account designated in writing by the Purchaser. Any payment to the Sellers pursuant to Section 2.3(b) will be effected by wire transfer of immediately available funds from the Purchaser to an account designated in writing by the Sellers. Such payments will be made within ten (10) Business Days following the final determination of the Final Aggregate Closing Net Working Capital Amount and/or Final Closing Net Cash in accordance with this Section 2.3.

(c) The purpose of this Section 2.3 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to the Indemnification Articles, nor preclude the Purchaser from exercising any indemnification rights pursuant to the Indemnification Articles; provided, however, that in no event will the Sellers be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent, and only to the extent that, such Liability is reflected in the calculation of the Final U.S. Closing Net Working Capital, Final U.K. Closing Net Working Capital, Final U.S. Closing Net Cash and/or Final U.K. Closing Net Cash as finally determined pursuant to this Section 2.3. Any payment made pursuant to this Section 2.3 will be treated by the parties for all purposes as an adjustment to the Purchase Price and will not be subject to offset for any reason.

Section 2.4        Closing.

(a)       The closing of the transactions contemplated by this Agreement (the "Closing") will take place, as soon as practicable, but in any event not later than the fifth (5th) Business Day immediately following the Determination Date, at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020 at 10:00 a.m., local time or at such other date, time and place as the Sellers and the Purchaser may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

(b)       The "Determination Date" will mean the date on which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing); provided, however, if such date occurs after the 15th day of any calendar month on or after February 1, 2010, then the Determination Date will mean the later of the date on which: (i) the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and (ii) the Sellers deliver to the Purchaser the written calculation of the Aggregate Revenues for the full calendar month in which such closing conditions have been satisfied or waived (it being agreed and understood that if all of the conditions set forth in Article 6 have been satisfied or waived on or prior to January 31, 2010 (other than those conditions that by their nature can only be satisfied at the Closing), then the condition to Closing set forth in Section 6.1(c) shall not be applicable in connection with the consummation of the transactions contemplated by this Agreement, and subsection (ii) of this Section 2.4(b) shall not be applicable).

Section 2.5        Closing Deliveries.

(a)       At or prior to the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:

(i) a certificate of the secretary of each Acquired Company in his or her representative capacity, dated as of the Closing Date, certifying as to the Acquired Company which he or she represents (A) that true and complete copies of the Governing Documents of such Acquired Company, as in effect on the Closing Date (including any amendments thereof), are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer executing any of the Ancillary Agreements or other agreements entered into in connection herewith to which such Acquired Company is a party, and (C) as to the genuineness of the resolutions (attached thereto) of each Acquired Company's board of directors authorizing the execution, delivery and performance of any Ancillary Agreement and any other agreements in connection herewith to which such Acquired Company is a party and any special resolution to amend or adopt new Governing Documents for such Acquired Company (attached thereto) in the form Purchaser requires;

(ii)           a certificate of the secretary of each Seller in his or her representative capacity, dated as of the Closing Date, certifying as to the Seller which he or she represents (A) that true and complete copies of the Governing Documents of such Seller, as in effect on the Closing Date (including any amendments thereof) are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer executing this Agreement, any of the Ancillary Agreements, and any other document executed by such Seller in connection herewith, and (C) as to the genuineness of the resolutions (attached thereto) of each Seller's hoard of directors authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and any other agreements in connection herewith to which such Seller is a party;

(iii)          certificates representing the Shares, including the share certificate for the U.K. Shares, duly endorsed in blank or accompanied by stock powers or a stock transfer form duly executed in blank in form reasonably satisfactory to the Purchaser for transfer with all necessary stock transfer tax stamps and otherwise sufficient to transfer the Shares to Purchaser free and clear of all Encumbrances;

(iv)          the Closing Certificates;

(v)           the Ancillary Agreements to which any Seller, Acquired Company or other Affiliate of a Seller is a party executed by each such Seller, Acquired Company and/or other Affiliate of the Seller;

(vi)          a certificate setting forth an estimate of Indebtedness, pursuant to Section 5.20.

(vii)         to the extent such concepts are recognized under applicable Law, certificates of good standing, or equivalents thereof, dated not more than five (5) Business Days prior to the Closing Date with respect to each Seller and each Acquired Company issued by the presiding Government Authority of the jurisdiction in which each such Seller and Acquired Company was formed;

(viii)        an affidavit of non-foreign status from Seller U.S. that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

(ix)          such instruments of transfer as required for the transfer of the MX Minority Shares owned by Labinal to the Purchaser or any other entity designated by the Purchaser (as the case may be, the "Designee"), including endorsement of the MX Minority Shares to the Purchaser or any other entity designated by the Purchaser; and

(x)           a power of attorney duly executed by Seller U.K. in respect of the rights attaching to the U.K. Shares, in a form substantially similar to Exhibit A.

(b)      At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers:

(i)           the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account specified by the Sellers no later than two (2) Business Days prior to the Closing Date; and

(ii)           a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b).

 Section 2.6 Allocation. The Purchase Price will be allocated among the Shares as set forth on Schedule 2.6. In the event an adjustment to the Purchase Price is made pursuant to Section 2.3 or otherwise under this Agreement, the allocation of the Purchase Price will be revised to allocate such adjustment based upon the item to which such adjustment is attributable. The Purchaser and the Sellers will execute and file all Tax Returns in accordance with Schedule 2.6 (as adjusted) and will not take any position before any Governmental Authority or in any judicial Proceeding that is inconsistent with such allocation, except as otherwise required pursuant to a Judgment. The Purchaser and the Sellers will each timely file all required tax forms and Tax Returns to be filed in connection with the transactions contemplated by this Agreement.

Section 2.7        Change of Control Costs.

 (a) In the event any Change of Control Payment is triggered (a "CoC Payment Trigger") and the relevant triggering event occurs on or prior to the six (6) month anniversary of the Closing, Purchaser will provide Sellers with written notice of such CoC Payment Trigger within ten (10) Business Days after the date on which any corresponding payment was made, and will include in such notice reasonable proof that such payment had been made and an invoice (each a "Seller Payment Invoice") for Sellers' fifty percent (50%) share of the applicable Change of Control Payment made by Purchaser (or the relevant Acquired Company, as the case may be); provided, however, that if the parties mutually determine that one or more of the employees set forth on Section 2.7 of the Seller Disclosure Schedule will remain employed by Seller US at the Closing, Seller US will provide Purchaser with written notice of any CoC Payment Trigger within ten (10) Business Days after the date on which any corresponding payment was made, and will include in such notice reasonable proof that such payment had been made and an invoice (each a "Purchaser Payment Invoice") for the Purchaser's (or the relevant Acquired Company's, as the case may be) fifty percent (50%) share of the applicable Change of Control Payment made by Seller US. In the case of any CoC Payment made by the Purchaser (or the relevant Acquired Company, as the case may be), Sellers will have ten (10) Business Days after receipt of the relevant notice to pay the amount to Purchaser (or the relevant Acquired Company, as the case may be) as shown on the relevant Seller Payment Invoice. In the case of any CoC Payment made by Seller US, the Purchaser (or the relevant Acquired Company, as the case may be) will have ten (10) Business Days after receipt of the relevant notice to pay the amount to Seller US as shown on the relevant Purchaser Payment Invoice. Purchaser and Seller will work together in good faith to resolve any discrepancies in the amounts due to Purchaser under this Section 2.7.

 (b) Any payments made to the Purchaser (or by Seller U.S., and not reimbursed by the Purchaser, as the case may be) pursuant to the terms of this Section 2.7 will be deemed reductions of the Purchase Price. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to the Indemnification Articles, nor preclude the Purchaser from exercising any indemnification rights pursuant to the Indemnification Articles. Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Purchase Price and will not be subject to offset for any reason.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser as follows, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the "Seller Disclosure Schedule") or in the Dataroom (it being agreed and understood that (i) any matter set forth for purposes of this Article 3 in (x) any section of the Seller Disclosure Schedule with respect to a specific representation and warranty will also be deemed disclosed with respect to any other representation and warranty to the extent it is reasonably apparent on its face that it relates to another representation or warranty hereunder, or (y) any document contained in the Dataroom will be deemed disclosed with respect to the representations and warranties hereunder only to the extent a relevant matter is disclosed in a sufficiently clear manner so that a reasonably prudent professional can understand the nature, the scope and the extent of the matter and that such matter relates to the representations and warranties hereunder (it being agreed and understood by the parties that the Persons preparing the Seller Disclosure Schedules are reasonably prudent professionals); and (ii) no reference to or disclosure of any item on the Seller Disclosure Schedule or in the Dataroom will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Seller Disclosure Schedule):

Section 3.1 Organization and Good Standing. Seller U.S. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller U.K. is a private limited company duly organized, validly existing under the Laws of England and Wales. Each Acquired Company is duly organized, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as presently conducted. Each Acquired Company is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a foreign corporation in each jurisdiction in which the nature of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Governing Documents and statutory books of Cinch U.K. (the "Cinch U.K. Books") are, and will remain to the Closing Date, in the possession of Seller U.K. or its attorneys. Section 3.1 of the Seller Disclosure Schedule contains true, complete and correct copies of the Governing Documents of the Acquired Companies in effect on the date of this Agreement.

Section 3.2 Authority and Enforceability. Each Seller and each Acquired Company, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and/or each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and/or each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Seller and/or any Acquired Company is a party and the consummation of the transactions contemplated hereby and thereby by such Seller and/or Acquired Company has been duly authorized by all necessary action on the part of the Sellers and/or the Acquired Companies, as the case may be. Each Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each Seller and each Acquired Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which each Seller and/or Acquired Company is a party will constitute, the valid and binding obligation of the Sellers and/or the Acquired Companies, as the case may be, enforceable against each such party in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3        No Conflict.

(a)       Except in any case that would not have a Material Adverse Effect, neither the execution, delivery and performance of this Agreement by the Sellers and any Ancillary Agreement to which a Seller or an Acquired Company is a party, nor the consummation by the Sellers of the transactions contemplated by this Agreement and/or any Ancillary Agreement, will (i) conflict with or violate any Sellers' or Acquired Companies' Governing Documents, (ii) except as disclosed in Section 3.3 of the Seller Disclosure Schedule, result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which a Seller or an Acquired Company is a party or to which any of the assets or properties of a Seller or an Acquired Company are subject, or (iii) violate any Law or Judgment applicable to any Seller or Acquired Company.

(b)      Except in any case that would not have a Material Adverse Effect and except as set forth in Section 3.3 of the Seller Disclosure Schedule, no consent, waiver, approval, order, permit, Governmental Authorization or other authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of a Seller or any Acquired Company in connection with (i) the execution and delivery of this Agreement and the Ancillary Agreements, respectively, the compliance by the Sellers and the Acquired Companies with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Governmental Authorization or Contract of any Acquired Company.

Section 3.4Capitalization and Ownership, Subsidiaries.

(a)       The authorized capital stock of Cinch U.S. and Cinch MX and the number of shares of such capital stock that are issued and outstanding, and the authorized share capital of Cinch U.K. and the number of such shares that are issued and outstanding, and the beneficial and record ownership thereof, are set forth on Section 3.4  of the Seller Disclosure Schedule. The Sellers are the sole record holders and beneficial owners of all of the Shares and Cinch U.S. and Labinal are the sole record holders and beneficial owners of all MX Shares, free and clear of all Encumbrances. Upon payment in full of the Purchase Price, good and valid title to the Shares will pass to the Purchaser and good and valid title to the MX Minority Shares will pass to the Designee, free and clear of any Encumbrances, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no Contracts to which either the Sellers or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares or the shares of the capital stock of any of the Acquired Companies. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which a Seller or an Acquired Company is a party or which are binding upon a Seller or any Acquired Company providing for the issuance or redemption of any shares of Cinch U.S.'s or Cinch MX's capital stock or Cinch U.K.'s share capital.

 (b) Section 3.4 of the Seller Disclosure Schedule sets forth for each Subsidiary of the Companies (a) its name and jurisdiction of incorporation, (b) its authorized capital stock and (c) the number of issued and outstanding shares of capital stock and the record holders and beneficial owners thereof. No Acquired Company owns or has any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, except for the Subsidiaries set forth in Section 3.4  of the Seller Disclosure Schedule. All of the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by one or more of the Acquired Companies in the respective amounts set forth in Section 3.4  of the Seller Disclosure Schedule, free and clear of all Encumbrances. Since January 1, 2006, none of the Acquired Companies have had any subsidiaries (other than the Subsidiaries).

 Section 3.5 Financial Statements. Attached as Section 3.5 of the Seller Disclosure Schedule is (a) (i) the unaudited, consolidated balance sheet of Cinch U.S. as of December 31, 2008, and the related unaudited consolidated statement of income for the year ended December 31, 2008, and (ii) the unaudited, consolidated balance sheet of Cinch U.S. as at September 30, 2009 (the "Balance Sheet Date") and the related consolidated statement of income of Cinch U.S. for the nine (9) month period then ended (the "U.S. Financial Statements"); and (b) (i) the audited balance sheet of Cinch U.K. as of December 31, 2008, and the related audited statement of income for the year ended December 31, 2008, and (ii) the unaudited balance sheet of Cinch U.K. as at the Balance Sheet Date and the related statement of income of Cinch U.K. for the nine (9) month period then ended (the "U.K. Financial Statements", and together with the U.S. Financial Statements, the "Financial Statements"). The Financial Statements (x) present fairly in all material respects the financial positions of the Acquired Companies as of the dates of such Financial Statements and the results of operations for such companies as of such date, in conformity with: (i) U.S. GAAP for the U.S. Financial Statements; and (ii) U.K. GAAP for the U.K. Financial Statements, except, in each case, for the absence of footnotes and other disclosures required by U.S. GAAP or U.K. GAAP as applicable, and (y) are prepared in accordance with the books and records of the Acquired Companies. The Financial Statements are further qualified by the fact that the Acquired Companies have not operated as separate "stand-alone" entities for accounting purposes and thus may not present the results of operation that would have occurred if the Acquired Companies had been operated as stand-alone entities.

Section 3.6        No Undisclosed Liabilities.

(a)       Cinch U.K. has no Liabilities as of the date of this Agreement that would be required to be reflected on a balance sheet prepared in accordance with U.K. GAAP except for Liabilities (i) reflected, reserved against or otherwise disclosed in the U.K. Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) disclosed herein or in the Seller Disclosure Schedule, including Section 3.6(a) thereof or (iv) which would not have a Material Adverse Effect.

(b)       Neither Cinch U.S. nor Cinch MX has any Liabilities as of the date of this Agreement that would be required to be reflected on the U.S. Financial Statements in accordance with U.S. GAAP except for Liabilities (i) reflected, reserved against or otherwise disclosed in the U.S. Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) disclosed herein or in the Seller Disclosure Schedule, including Section 3.6(b) thereof or (iv) which would not have a Material Adverse Effect.

Section 3.7 Absence of Certain Changes and Events. From December 31, 2008 to the date of this Agreement, there has not been any Material Adverse Effect. From December 31, 2008 to the date of this Agreement, the Acquired Companies have operated their business in the ordinary course of business, and except as set forth on Section 3.7 of the Seller Disclosure Schedule, there has not been any:

(a)       change in any Acquired Company's authorized or issued shares or other equity interests; grant of any option or right to purchase shares of any Acquired Company; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement or other acquisition by any Acquired Company of any shares; or declaration or payment of any dividend or other distribution or payment with respect to any Shares;

(b)      amendment to the Governing Documents of any Acquired Company;

(c)       damage to or destruction of any asset or property of an Acquired Company, whether or not covered by insurance, having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(d)       sale (other than in the ordinary course of business), lease or other disposition of any asset or property of any Acquired Company, including Intellectual Property, material to the Acquired Companies as a whole;

(e)       material change in the accounting methods used by any Acquired Company;

(f)        declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Acquired Company or any repurchase, redemption or other acquisition by an Acquired Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, such Acquired Company;

(g)       award or payment of any bonuses to employees of any Acquired Company with respect to the fiscal year ending December 31, 2009, except to the extent accrued on the Financial Statements, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of any Acquired Company's directors, officers, or management employees or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or management employees;

(h)       making or rescinding of any election relating to Taxes or settled or compromised any claim relating to Taxes, except as would not have a Material Adverse Effect;

(i)        entry into any Contract, or modification or extension of any Contract, which involves a total remaining commitment as of October 31, 2009 by or to any Acquired Company of at least $500,000, other than in the ordinary course of business, it being understood that a modification, extension or amendment of any Real Property Lease is outside of the ordinary course of business;

(j)        making of any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any director, officer, partner, stockholder or Affiliate of any Seller, other than in accordance with normal cash management practices;

(k)       mortgage, pledge or Encumbrance, other than in the ordinary course of business, incurred upon any properties or assets of the Acquired Companies;

(1)       making of, or commitment to make, any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;

(m)      issuance, creation, assumption, guarantee, endorsement or incurrence of any other liability or responsibility with respect to (whether directly, contingently, or otherwise) any Indebtedness in excess of $100,000 except in the ordinary course of business or except as would not have a Material Adverse Effect;

(n)       grant of any license or sublicense of any rights under or with respect to any material Intellectual Property except in the ordinary course of business;

(o)       institution or settlement of any Proceeding involving amounts in excess of $100,000; or

(p)       Contract, committed, arranged or understanding agreed upon or entered into by any Acquired Company to do any of the foregoing.

Section 3.8        Properties and Assets; Encumbrances.

(a)       Section 3.8(a) of the Seller Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, owned in fee by the Acquired Companies (individually, an "Owned Property" and collectively, the "Owned Properties") and (ii) all real property and interests in real property leased by the Acquired Companies (individually a "Leased Real Property" and collectively the "Leased Real Properties" and the leases pursuant to which such Leased Real Properties are leased, each individually, a "Real Property Lease" and collectively, the "Real Property Leases" and, the Leased Real Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Acquired Companies have good and marketable fee title to all Owned Property, free and clear of all Encumbrances, except for those Encumbrances set forth on Section 3.8(a) of the Seller Disclosure Schedule. The Company Properties constitute all material interests in real property currently used, occupied or currently held for use in connection with the business of the Acquired Companies. Except as would not have a Material Adverse Effect, all of the Company Properties and buildings, fixtures and improvements thereon are in good operating condition without structural defects (ordinary wear and tear excepted), and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted). The Sellers have delivered to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases or rights of occupancy, other than the Real Property Leases.

(b)       Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, and except as would not have a Material Adverse Affect, there does not exist any actual or, to the Knowledge of the Sellers threatened or contemplated, condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Acquired Companies or any Seller has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof. To the Sellers' Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of an Acquired Company or any other party under any Real Property Lease.

(c)       Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, to the Knowledge of the Sellers, none of the Sellers or the Acquired Companies has received any written notice during the three (3) years prior to the date of this Agreement from any insurance company that has issued a policy with respect to any Company Property or from any landlord of a Leased Real Property requiring performance of any structural or other repairs or alterations to such Company Property.

(d)       None of the Acquired Companies owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(e)       Except as set forth in Section 3.8(e) of the Seller Disclosure Schedule, other than the Intragroup Services, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, all of the items of material tangible personal property used in the business of the Acquired Companies (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Encumbrances. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Acquired Companies are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

(f)        Section 3.8(f) of the Seller Disclosure Schedule sets forth a list of leases of personal property held by the Acquired Companies as of the date of this Agreement that are material to the operation of the business.

(g)       Except as set forth on Section 3.8(g) of the Seller Disclosure Schedule, the Acquired Companies have not entered into any Contract pursuant to which an Acquired Company guarantees any obligations of third parties.

Section 3.9        Intellectual Property.

(a)       Section 3.9(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Patents, Marks, URLs and Copyrights owned or licensed by the Acquired Companies that are material to the business of the Acquired Companies. Section 3.9(a) of the Seller Disclosure Schedule lists the record owner and jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed. To the Sellers' Knowledge, all material registration, maintenance and renewal fees currently due in connection with the Patents, Marks and Copyrights listed on Section 3.9(a) of the Seller Disclosure Schedule have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property, except where failure to do so would not have a Material Adverse Effect.

(b)      Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedule, one or more of the Acquired Companies is the sole and exclusive owner of all right, title and interest in and to or has valid and continuing rights to use, sell and license, as the case may be, to all Intellectual Property that is material to the business of the Acquired Companies as presently conducted. All such Intellectual Property owned by the Acquired Companies and, to the Sellers' Knowledge, all such Intellectual Property licensed by the Acquired Companies, is free and clear of all Encumbrances (except for those specified licenses included in Section 3.9(b) of the Seller Disclosure Schedule). All material Intellectual Property rights currently used by the Acquired Companies that have been assigned to any one or more of the Acquired Companies have been assigned to such Acquired Company irrevocably, other than revocation rights triggered as a result of a breach by such Acquired Company.

(c)       To the Sellers' Knowledge, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Acquired Companies, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products, Software, or Technology in connection with the business of the Acquired Companies as presently conducted, and the Acquired Companies' present business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, URL, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which an Acquired Company or any of their Employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use), except as would not have a Material Adverse Effect.

(d)       Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Section 3.9(d) of the Seller Disclosure Schedule, none of the Acquired Companies is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Acquired Companies as currently conducted.

(e)       During the three (3) years prior to the Closing Date, the Acquired Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of Trade Secrets of the Acquired Companies.

(f)        As of the date hereof, none of the Acquired Companies is the subject of any pending or, to the Knowledge of the Sellers, threatened Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against any Acquired Company or challenging the ownership, use, validity or enforceability of any material Intellectual Property. As of the date of this Agreement, no Seller or Acquired Company has received notice of any such threatened claim and, to the Knowledge of the Sellers, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against an Acquired Company, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. Except as would not have a Material Adverse Effect, all of the Acquired Companies' rights in and to material Intellectual Property are valid and enforceable.

(g)       To the Knowledge of the Sellers, as of the date of this Agreement, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of an Acquired Company, and no such claims have been made against any Person by an Acquired Company.

(h)       To the Knowledge of the Sellers, none of the Acquired Companies have misrepresented, or failed to disclose, any facts or circumstances in any application for any Intellectual Property that would constitute fraud with respect to such application.

(i)        There are no Judgments to which an Acquired Company is a party or by which an Acquired Company is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

(j)           To the Knowledge of the Sellers, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Purchaser's right to own or use any of the Intellectual Property.

(k)           No Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by an Acquired Company. To the Knowledge of the Sellers, as of the date of this Agreement, no employee, consultant or independent contractor of an Acquired Company is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by an Acquired Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(1)            Section 3.9(1) of the Seller Disclosure Schedule sets forth a list of Software used by the Acquired Companies as of the date of this Agreement that is material to the operation of the business.

Section 3.10           Contracts.

(a)            Section 3.10(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Contract to which any Acquired Company is a party, which:

(i)           includes a term extending more than one (1) year beyond the date of this Agreement;

(ii)          involves future annual expenditures or receipts by an Acquired Company in excess of $100,000 in the aggregate during the term thereof;

(iii)         relates to the borrowing of money or guarantying any obligation for borrowed money or otherwise, including any Contract that is a (A) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (B) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which an Acquired Company is the beneficiary, but excluding endorsements of instruments for collection) or (C) currency or interest rate swap, collar or hedge agreements;

(iv)        affects the ownership of, leasing of title to, use of, or any other possessory interest in any Company Properties;

(v)         constitutes an Intellectual Property License or pursuant to which an Acquired Company uses Intellectual Property owned by a third party, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 under which an Acquired Company is the licensee;

(vi)        involves any labor union or other employee representative of a group of employees;

(vii)       creates a partnership or joint venture with any other Person;

(viii)      contains covenants that in any way purport to restrict the business activity of the Acquired Companies or limit the freedom of the Acquired Companies to engage in any line of business, to compete with any Person or solicit or hire any person with respect to employment;

(ix)         pursuant to which an Acquired Company extends a written warranty, guaranty or other similar undertaking with respect to contractual performance, other than in connection with the sale of Products;

(x)          except for employment Contracts with Employees of Cinch U.K., any Seller, any Affiliate of any Seller (other than an Acquired Company), any director or officer of an Acquired Company is also party;

(xi)         provides for payments to employees as a result of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xii)        involves the sale of any of the assets of any Acquired Company, other than Inventory, and other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of an Acquired Company's assets;

(xiii)       relates to the acquisition (by merger, purchase of stock or assets or otherwise) by the Acquired Companies of any operating business or material assets or the capital stock of any other Person;

(xiv)       obligates an Acquired Company to provide or obtain products or services for a period of one (I) year or more or requiring an Acquired Company to purchase or sell a stated portion of its requirements or outputs;

(xv)        under the terms thereof, an Acquired Company has made advances or loans to any other Person;

(xvi)       except for employment Contracts with Employees of Cinch U.K., provides for severance, retention, change in control or other similar payments;

(xvii)      except for employment Contracts with Employees of Cinch U.K., provides for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $75,000; and

(xviii)     is otherwise material to any Acquired Company.

The Contracts listed in Section 3.10(a) of the Seller Disclosure Schedule are referred to in this Agreement as the "Material Contracts".

(b) With respect to each such Material Contract, neither any Acquired Company party to the Material Contract, nor, to the Sellers' Knowledge, any other party to the Material Contract is in breach or default under any material provisions of such Material Contract except for such breaches or defaults as to which requisite waivers or consents have been issued or obtained. To the Sellers' Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of an Acquired Company or any other party under any Material Contract. Upon consummation of the transactions contemplated by this Agreement, each Material Contract will, except as otherwise stated in Section 3.10(b) of the Seller Disclosure Schedule, continue in full force and effect without penalty or other adverse consequence triggered by the consummation of the transactions contemplated by this Agreement. To the Sellers' Knowledge, each Material Contract is enforceable as to the applicable Acquired Company party thereto in accordance with its terms subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. From January 1, 2009 to the date hereof, (i) no party to any of the Material Contracts has exercised any termination rights with respect thereto, (ii) no party has given written notice of any significant dispute with respect to any Material Contract, and (iii) no party has provided written notification to the Seller or any Acquired Company that it will stop or, other than generally applicable price increases, materially alter the pricing or terms of any Material Contract. The Sellers have delivered to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

Section 3.11 Tax Matters.

(a)           (i) All Tax Returns required to be filed by or on behalf of each of the Acquired Companies and any Affiliated Group of which an Acquired Company is or was a member have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have at all times been and remain true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations; and (ii) all Taxes payable by or on behalf of each of the Acquired Companies and any Affiliated Group of which an Acquired Company is or was a member have been fully and timely paid to the Knowledge of the Sellers. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Acquired Companies have made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Acquired Companies. There are no Encumbrances for unpaid Taxes upon any of the assets of any Acquired Company.

(b)           Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid by any Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           The Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Acquired Companies relating to the taxable periods since January 1, 2006 and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to an Acquired Company.

(d)           No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending, being conducted, or have been conducted with respect to any Acquired Company. Since January 1, 2006, none of the Acquired Companies has received from any Governmental Authority (including jurisdictions where no Acquired Company has filed a Tax Return) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Acquired Company.

(e)           Except as set forth on Section 3.11 of the Seller Disclosure Schedule, no Acquired Company is a party to any contract, agreement, plan or arrangement that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). No Acquired Company has been a U.S. real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Acquired Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. No Acquired Company is a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written). No Acquired Company (A) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes other than a group in which one of the other Acquired Companies is the common parent; or (B) has any liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)           Since January 1, 2006, no claim has been made in writing by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(g)           No Acquired Company nor any Seller nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to any Acquired Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any Acquired Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(h)           No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Close Date; or (iii) prepaid amount received on or prior to the Closing Date. There is no material amount of taxable income of any Acquired Company that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Acquired Companies, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) on or prior to the Closing Date.

(i)            Since January 1, 2006, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(j)            No Acquired Company, since January 1, 2006, is or has been a party to any "reportable transaction," as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b).

(k)           None of the Acquired Companies (A) is currently the subject of any agreement or ruling in respect of Taxes with any Governmental Authority, and no such agreement or ruling is pending; or (B) is or has been entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which would be subject to forfeiture, recapture, or other recovery by the Governmental Authority granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in the relevant jurisdiction.

(l)            Seller U.S. is not a foreign person within the meaning of Section 1445 of the Code.

(m)          Each of the Acquired Companies is, and at all times since January 1, 2006 has been, classified for U.S. income Tax purposes as a corporation.

(n)           Since January 1, 2006, each of the Acquired Companies has, within applicable time limits, preserved all material records required by law to be preserved and all other material records required for the delivery of correct and complete Tax Returns or the computation of any Tax.

(o)           No Acquired Company or Affiliate of an Acquired Company is a "passive foreign investment corporation" as defined in Code § 1297.

(p)           Neither the execution nor completion of this Agreement nor the Closing will result in any asset being deemed to have been disposed of and reacquired by Cinch U.K. for the purposes of Section 179 Taxation of Chargeable Gains Act 1992 or Section 780 Corporation Tax Act 2009.

Section 3.12 Employee Benefit Matters.

(a)           Cinch U.S. and its Subsidiaries.

(i)           Section 3.12(a)(i) of the Seller Disclosure Schedule sets forth a correct and complete list of all Company Plans.

(ii)           There is no Liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code, in each case, that would be Liability of Purchaser or any Acquired Company following the Closing. No Acquired Company has contributed to or has had an obligation to contribute to any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code within the last six (6) years of the date of this Agreement.

(iii)           Correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to the Purchaser by the Sellers, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the three (3) most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter;

(iv)          summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(iv) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Laws and regulations, and to the Knowledge of Sellers, neither Cinch U.S. (or any of the Subsidiaries) nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would result in a Liability for Purchaser or any Acquired Company.

(v)           Each Company Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has, as of the date of this Agreement, received a favorable determination letter or opinion letter from the Internal Revenue Service, and, to the Knowledge of Sellers, nothing has occurred that would reasonably be expected to adversely affect such Company Plans qualified or tax-exempt status.

(vi)           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made by Cinch U.S. or its Subsidiaries under any of the Company Plans by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with U.S. GAAP are duly and fully provided for on the Financial Statements.

(vii)         There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims) that would result in a Liability for Cinch U.S. or its Subsidiaries, nor do Cinch U.S., its Subsidiaries or the Sellers have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(viii)        None of the Company Plans providing benefits to Employees of Cinch U.S. or its Subsidiaries provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary. Each of Cinch U.S., its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has materially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(ix)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan in each case that would be a Liability of Purchaser, Cinch U.S. or its Subsidiaries.

(x)           Except to the extent required by a previous obligation or Law, neither Cinch U.S. nor its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

(xi)           To the Knowledge of Sellers, Cinch U.S. and its Subsidiaries have identified each Company Plan to which Cinch U.S. or its Subsidiaries is a party or otherwise has liability that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, and each Company Plan so identified, to the extent subject to Section 409A of the Code, has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS regulations and guidance issued thereunder. Neither Cinch U.S. nor any of its Subsidiaries has any commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A of the Code.

(b)           Cinch U.K.

(i) Other than the Cinch Connectors Limited Pension Plan (the "Main Scheme") and the Cinch Connectors Limited Group Stakeholder Plan (the "Stakeholder Scheme") (together the "Pension Schemes") Cinch U.K. has never sponsored, designated, participated in assumed liability for or contributed to any arrangement (whether or not closed, funded or tax registered) for providing pension or other benefits on, or in anticipation of, the retirement, death, or ill health of any Employee, nor has it agreed or announced any proposal to enter into or establish any such arrangement.

(ii) Except as otherwise provided for in this Agreement, to the Sellers' Knowledge, Cinch U.K. has not made any undertaking or assurance to any Employee about:

(A)        the continuation of the Stakeholder Scheme or the Main Scheme or any alteration to or exception from their terms or the increase or improvement of benefits or the exercise of any discretion; or

(B)         the introduction of, or a contribution towards, any new or alternative pension arrangement.

(iii) The Stakeholder Scheme only provides money purchase benefits, as defined in section 181 of the Pension Schemes Act 1993. Cinch U.K. has not made any assurance, promise or guarantee to an Employee of a particular level or amount of benefit to be provided for or in respect of him under the Stakeholder Scheme on death, retirement or leaving service.

(iv) To the Sellers' Knowledge, and solely with respect to the Pension Schemes, (x) there arc no civil, criminal, arbitration, administrative or other proceedings or disputes (which includes, without limitation, contact with the Pensions Regulator, the Pensions Advisory Service or the Pensions Ombudsman or an application under the Pension Schemes' dispute resolution arrangements) by or against the trustees, managers or administrators of the Pension Schemes, the Sellers or Cinch U.K. and none is pending or threatened, and (y) the Sellers are not aware of a matter which might give rise to a proceeding or dispute of that type.

(v)            Cinch U.K. has complied with its obligations (if any) under section 3 of the Welfare Reform and Pensions Act 1999.

(vi) To the Sellers' Knowledge, no Contribution Notice, Financial Support Direction or restoration order has been issued to Cinch U.K. or any of its Affiliates with respect to Cinch U.K. by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and there is no fact or circumstance likely to give rise to any such notice or direction.

(vii) No Employees have a right to require the early payment of any benefit as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

(c) Section 3.12(c) of the Seller Disclosure Schedule lists, by individual name, each employee who has a change of control agreement, and Sellers have delivered to the Purchaser true, correct and complete copies of all change of control agreements together with all amendments, modifications or supplements thereto.

Section 3.13 Employment and Labor Matters. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, as of the date hereof, none of the Acquired Companies is a party to or bound by any collective bargaining agreement and, to the Knowledge of the Sellers, no petition has been filed or Proceedings instituted by any Employee or group of Employees of the Acquired Companies with any labor relations board seeking recognition of a bargaining representative. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, there is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Knowledge of the Sellers, threatened between any Acquired Company on the one hand, and any of their Employees, on the other hand, except as would not have a Material Adverse Effect and except for such disputes with individual employees arising in the ordinary course of business. To the Sellers' Knowledge, as of the date of this Agreement, there is no organizing activity involving the Acquired Companies pending or threatened by any labor organization or group of Employees. Except as would not have a Material Adverse Effect, there are no complaints, charges or claims against the Acquired Companies pending or, to the Knowledge of the Sellers, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Except as would not have a Material Adverse Effect, to the Sellers' Knowledge, the Acquired Companies (i) have no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law. To the Sellers' Knowledge, none of the Acquired Companies have incurred, and nor do any of them reasonably expect to incur, any liability or obligation under the WARN Act, and the regulations promulgated thereunder, or any similar state or local Law which remains unsatisfied.

Section 3.14 Environmental, Health and Safety Matters.

(a)           The Sellers have made available to Purchaser complete and correct copies, either in paper or electronic form, of all material environmental audits, assessments, investigations, studies, reports, data and other information, including but not limited to Phase I and Phase II environmental studies, with respect to any real property currently owned, operated or leased by, or utilized in the business of the Acquired Companies or any Previously-owned Land and Buildings within their possession or control (the "Environmental Assessments"). Each of the Environmental Assessments is listed in Section 3.14(a) of the Seller Disclosure Schedule.

(b)           Except as set forth in the Environmental Assessments, and except as would not have a Material Adverse Effect:

(i)          Since January 1, 2005, the business of the Acquired Companies is, and has been, in material compliance with all applicable Environmental Laws.

(ii)         There is no Proceeding relating to or arising under Environmental Laws that is pending or, to the Sellers' Knowledge, threatened against or affecting the business of the Acquired Companies or any real property currently or formerly owned, operated or leased by or utilized in the business of the Acquired Companies (in the case of a formerly owned, operated, leased or utilized property to which an Acquired Company has been named a party), and to the Knowledge of the Sellers, no facts, circumstances or conditions exist that would reasonably be expected to form the basis of any such Proceeding.

(iii)        Since January 1, 2005, none of the Acquired Companies have received written notice from any Governmental Entity or any other Person of any actual or threatened Environmental Liabilities with respect to the business of the Company or any real property currently or formerly owned, operated or leased by or utilized in the business of the Company or its Subsidiaries, including third-party owned or operated real property at which Hazardous Materials from the business have been or are alleged to have been taken.

(iv)        None of the Acquired Companies have assumed, by Contract or operation of law, any Environmental Liabilities of a third party.

(v)         Each of the Acquired Companies has obtained, and currently maintains, as applicable, all material Environmental Permits for its operations. Each of the Acquired Companies has fulfilled and performed all material obligations under each of its Environmental Permits and to the Knowledge of the Sellers, no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Environmental Permit, or, after notice or lapse of time or both, would permit revocation or termination of any such Environmental Permit, or that might adversely affect the rights of the Acquired Companies under any such Environmental Permit. The Acquired Companies have not received written notice that there is lacking any material Environmental Permit for the conduct of their business. Neither the execution and delivery of this Agreement by the Acquired Companies, nor the consummation by the parties of the actions contemplated by this Agreement, nor compliance by the Acquired Companies with any of the provisions herein, will result in the termination or revocation of, or a right of termination or cancellation under, any material Environmental Permit necessary for the continued operation of the Acquired Companies' business.

(vi)        To the Knowledge of the Sellers, no Company Property contains and during the ownership, operation, leasing or utilization in the business of the Acquired Companies no Previously-owned Land and Buildings contained any Hazardous Materials in, at, on, over, under, or emanating from such real property in concentrations which would presently violate any applicable Environmental Law or would be reasonably likely to result in the imposition of Liability on the Acquired Companies under any applicable Environmental Law, including any Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such Hazardous Materials in, at, on, over, under, or emanating from such real property.

(vii)       To the Knowledge of the Sellers, there has not been during the ownership, operation, leasing, or utilization in the business of the Acquired Companies of any Company Property or Previously-owned Land and Buildings: (A) any underground storage tanks, above-ground storage tanks, dikes, ponds, lagoons or impoundments, (B) any friable asbestos or asbestos-containing materials, (C) any polychlorinated biphenyls or (D) any radioactive substances.

(viii)      During the five (5) years prior to the Closing Date, no Products manufactured by the Acquired Companies have contained any asbestos or asbestos- containing materials other than any asbestos or asbestos-containing materials included in any components manufactured by third parties that have been incorporated into the Products by the Acquired Companies. During the five (5) years prior to the date of this Agreement, to the Knowledge of the Sellers, none of the components manufactured by third parties that have been incorporated into the Products by the Acquired Companies have contained any asbestos or asbestos-containing materials.

(c) Section 3.14(c) of the Seller Disclosure Schedule provides a complete list of all current, and applications for pending, material Permits related to Environmental Laws used or to be used in the conduct of the business of the Acquired Companies.

Section 3.15 Governmental Authorizations. Section 3.15 of the Seller Disclosure Schedules contains a list of all Governmental Authorizations which are required for the operation of the business of the Acquired Companies as presently conducted, other than those the failure of which to possess would not result in a Material Adverse Effect. To the Sellers' Knowledge, the Acquired Companies have all Governmental Authorizations that are necessary for them to conduct their business in the manner in which it is presently conducted. The Acquired Companies are, and during the three (3) years prior to the Closing Date have been, in compliance with all Governmental Authorizations that are necessary for them to conduct their business in the manner in which it was being conducted at the applicable time, except as would have a Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Sellers, threatened, relating to the suspension, revocation or modification of any Governmental Authorization. The representations and warranties contained in this Section 3.15 are intended to apply generally to all matters falling within their scope and, thus, notwithstanding any other representations and warranties contained in this Agreement that cover any such matters with more particularity, such other representations and warranties will be deemed to apply in addition to, and not in limitation of, the more broad representations and warranties of general applicability contained in this Section 3.15.

Section 3.16 Compliance with Laws. The Acquired Companies are, and during the three (3) years prior to the Closing Date have been, in compliance with all Laws applicable to them or the conduct of their business or the ownership or use of their properties and assets except as would have a Material Adverse Effect. Since January 1, 2009, no Acquired Company has received any written notice of or been charged with the violation of any Laws, except as would not have a Material Adverse Effect. To the Knowledge of the Sellers, no Acquired Company is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation, in each case, except as would not have a Material Adverse Effect. The representations and warranties contained in this Section 3.16 are intended to apply generally to all matters falling within their scope and, thus, notwithstanding any other representations and warranties contained in this Agreement that cover any such matters with more particularity, such other representations and warranties will be deemed to apply in addition to, and not in limitation of, the more broad representations and warranties of general applicability contained in this Section 3.16.

Section 3.17 Legal Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Sellers' Knowledge, threatened: (i) against either Seller that questions or challenges the validity of this Agreement or the ability of the Sellers to consummate any of the transactions contemplated by this Agreement; or (ii) against any Acquired Company or any of its properties or assets that, if adversely determined, would have a Material Adverse Effect. Other than as disclosed on Section 3.17(a) of the Seller Disclosure Schedule, no Acquired Company is subject to any outstanding Judgment that would have a Material Adverse Effect. Section 3.17(b) of the Seller Disclosure Schedule sets forth a list of those Proceedings that have been pending during the last three (3) years prior to the date of this Agreement that, if adversely determined, are, or would have been, reasonably likely to result in a Material Adverse Effect or a liability in excess of $250,000 by any one or more of the Acquired Companies.

Section 3.18 Insurance. The Acquired Companies hold, or there are applicable to the Acquired Companies, insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of Law and all agreements to which one or more of the Acquired Companies is a party or by which it is bound, and (ii) which are in such amounts, with such deductibles and against such risks and losses, as are, in Sellers' judgment, reasonable for the business, assets and properties of the Acquired Companies. Set forth in Section 3.18 of the Seller Disclosure Schedule is a list of all insurance policies and all fidelity bonds as of the date hereof held by or applicable to the Acquired Companies setting forth, in respect of each such policy, the policy number, carrier, term, type and amount of coverage, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Sellers, no threat has been made to cancel any insurance policy of the Acquired Companies during such period. Except as noted on Section 3.18 of the Seller Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. To the Sellers' Knowledge, no event has occurred as of the date hereof, including the failure by the Acquired Companies to give any notice or information or the Acquired Companies giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Acquired Companies under any such insurance policies. Also attached to Section 3.18 of the Seller Disclosure Schedule is a claims history evidencing all claims made against any insurance policies and binders of the Acquired Companies from July 1, 2004 to the date of this Agreement.

Section 3.19 Inventories. Except as set forth on Section 3.19 of the Seller Disclosure Schedule, each item of FG is in good and marketable condition, and each item of Inventory is usable and of a quantity and quality that is saleable in the ordinary course of business, except for items for which reserves have been provided on the Financial Statements. All Inventories of the Acquired Companies as of the Balance Sheet Date are set forth in the Financial Statements and were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with U.K. GAAP or U.S. GAAP, as applicable, consistently applied. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged, slow-moving, or otherwise unusable Inventory, which reserves include the cost of disposal and were calculated in a manner consistent with past practice and in accordance with U.K. GAAP or U.S. GAAP, as applicable, consistently applied. As of October 31, 2009, the Acquired Companies do not hold in excess of five percent (5%) of the Inventory on consignment and no more than ten percent (10%) of the Inventory of the Acquired Companies is in the possession of third parties who are not Affiliates of the Acquired Companies.

Section 3.20 Accounts and Notes Receivable and Payable.

(a)           All accounts and notes receivable of the Acquired Companies have arisen from bona fide transactions in the ordinary course of business consistent with past practice. None of the accounts or other notes receivable of the Acquired Companies (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Notwithstanding the foregoing, nothing in this Agreement will constitute a guaranty or warranty by Sellers or their Affiliates that such account or note receivable will ultimately be collected.

(b)           All accounts payable of the Acquired Companies reflected in the Financial Statements or arising after the Balance Sheet Date are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for any late payments that would not have a Material Adverse Effect.

(c)           Section 3.20(c) of the Seller Disclosure Schedule includes an aging schedule for the accounts receivable and the accounts payable of the Acquired Companies reflecting, as of October 31, 2009, the aggregate amount of the accounts receivable and accounts payable, respectively, outstanding: (i) thirty (30) days or less; (ii) more than thirty (30) days but less than or equal to sixty (60) days; (iii) more than sixty (60) but less than or equal to ninety (90) days; (iv) more than ninety (90) but less than or equal to one hundred twenty (120) days and (v) more than one hundred twenty (120) days.

Section 3.21 Related Party Transactions.

(a) As of the date hereof, other than, in the case of employees of any Acquired Company, salaries, benefits and other transactions pursuant to Company Plans, no employee, officer or director of the Acquired Companies ("Related Persons") (i) owes any amount to the Acquired Companies nor do the Acquired Companies owe any amount to, or have the Acquired Companies committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Acquired Companies (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Acquired Companies, or (iv) to Sellers' Knowledge, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of an Acquired Company.

(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth a list of all Contracts and commercial dealings between or among any Seller and/or any of their Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand (each an "Affiliate Contract") and identifies and details the aggregate dollar amounts of all purchase and sale transactions between or among any Seller and/or any of their Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, from January 1, 2008 to October 31, 2009 whether pursuant to an Affiliate Contract or otherwise. Section 3.21(b) of the Seller Disclosure Schedule also details all properties and/or services shared (directly or indirectly) between or among, or utilized (directly or indirectly) by both, any Seller and/or any of their Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand (such properties and/or services being, the "Intragroup Services).

Section 3.22 Customers and Suppliers.

(a)           Section 3.22(a) of the Seller Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of each of the Acquired Companies, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2007 and December 31, 2008 and the completed portions of the fiscal year from January 1, 2009 to October 31, 2009 showing the approximate total sales by the Acquired Companies to each such customer and the approximate total purchases by the Acquired Companies from each such supplier, during such period.

(b)           From the Balance Sheet Date to the date hereof, to the Sellers' Knowledge and except as would not have a Material Adverse Effect, (i) none of the customers set forth in Section 3.22(a) of the Seller Disclosure Schedule has provided written notification to the Seller or an Acquired Company that it will stop its purchases of materials, products or services from an Acquired Company, and (ii) none of the suppliers set forth in Section 3.22(a) of the Seller Disclosure Schedule has provided written notification to the Seller or any Acquired Company that it will stop or, other than generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Acquired Companies.

Section 3.23 Product Warranty; Product Liability.

(a)           Section 3.23(a)(i) of the Seller Disclosure Schedule contains a copy of the standard terms and conditions customarily provided by Cinch U.S. and Cinch U.K. as of the date of this Agreement. Section 3.23(a)(ii) of the Seller Disclosure Schedule sets forth a list of those Contracts in effect as of the date of this Agreement pursuant to which an Acquired Company has provided a warranty for a Product beyond the standard terms and conditions customarily provided by the Acquired Companies.

(b)           To Sellers Knowledge, none of the Acquired Companies has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product. Except as would not have a Material Adverse Effect and to Sellers' Knowledge, none of the Acquired Companies has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Acquired Companies with respect to Products.

Section 3.24 Banks; Power of Attorney. Section 3.24 of the Seller Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which any Acquired Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Section 3.24 of the Seller Disclosure Schedule, no Person has any power, whether singly or jointly, to sign any checks on behalf of the Acquired Companies, to withdraw any money or other property from any bank, brokerage or other account of the Acquired Companies or to act under any power of attorney granted by any Acquired Company at any time, for any purpose. Section 3.24 of the Seller Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Acquired Companies (the authority granted to any Person listed on Section 3.24 of the Seller Disclosure Schedule, the "Authority Granted").

Section 3.25 Certain Payments. To the Sellers' Knowledge, none of the Acquired Companies, or any director, officer, employee, or other Person acting on behalf of any of them, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for an Acquired Company, (B) to pay for favorable treatment for business secured by an Acquired Company, (C) to obtain special concessions or for special concessions already obtained, for or in respect of an Acquired Company, or (D) in violation of any Law, or (ii) established or maintained any fund or asset with respect to an Acquired Company that has not be recorded in the books and records of the Acquired Companies

Section 3.26 Sufficiency of the Assets. The Acquired Companies own, have a valid leasehold interest in or have a valid contractual right to use all of the material assets used to conduct the business of the Acquired Companies (other than the Intragroup Services). Upon the consummation of the transactions contemplated hereby, the Acquired Companies (taking into account the services to be provided under Section 5.23 below) will own, have a valid leasehold interest in or a valid contractual right to use all of the tangible assets, intangible assets and real property rights necessary to conduct the business of the Acquired Companies in substantially the same manner as it is conducted immediately prior to the Closing (other than with respect to the Intragroup Services not to be provided under Section 5.23 below by the Sellers or their Affiliates).

Section 3.27 Military Specification Testing. Cinch U.S. is listed on the U.S. Department of Defense Qualified Products List with the Defense Logistics Agency and Defense Supply Center Columbus (the "DoD List") for those Products, and only those Products, listed on Section 3.27 of the Seller Disclosure Schedule (the ''Mil Spec Products"). As of the date of this Agreement, the Acquired Companies are, in all material respects, in compliance with the testing and reporting requirements of the Defense Logistics Agency and Defense Supply Center Columbus applicable to each Mil Spec Product.

Section 3.28 Brokers Fees. No Acquired Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser would become liable or obligated or for which any Acquired Company, after the Closing Date, will have any continuing obligation.

Section 3.29 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS WITH RESPECT TO THE SHARES, THE SELLERS, THE ACQUIRED COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 3, THE SELLERS ARE SELLING THE SHARES TO THE PURCHASER "AS IS" AND "WHERE IS" AND WITH ALL FAULTS, AND MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE SHARES, THE SELLERS, THE ACQUIRED COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING AS TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (II) THE OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANIES AFTER THE CLOSING IN ANY MANNER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE ACQUIRED COMPANIES AFTER THE CLOSING. ANY OTHER REPRESENTATION OR WARRANTY IS EXPRESSLY DISCLAIMED. Other than the indemnification obligations of the Sellers set forth in the Indemnification Articles, none of the Sellers, the Acquired Companies, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have, or will be subject to, any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser's use of, any information relating to the Sellers, the Acquired Companies or any of their Affiliates, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain "data rooms," management presentations, functional "break-out" discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the "Purchaser Disclosure Schedule"):

Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Sellers and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3            No Conflict.

(a)           Neither the execution, delivery and performance of this Agreement by the Purchaser and any Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated by this Agreement and/or any Ancillary Agreement, will (a) conflict with or violate Purchaser's Governing Documents or (b) violate any Law or Judgment applicable to the Purchaser.

(b)           No consent, waiver, approval, order, permit, Governmental Authorization or other authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements, respectively, the compliance by the Purchaser with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby.

 Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Purchaser's Knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

 Section 4.5 Brokers Fees. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.

 Section 4.6 Financial Capacity. The Purchaser has, or will at the time of Closing have, immediately available cash in an amount sufficient to pay the Purchase Price. As of the date of this Agreement, the Purchaser knows of no circumstance or condition that it expects will prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement.

Section 4.7 No Knowledge of Breach or Inaccuracy. The Purchaser has no Knowledge of any breach of, or inaccuracy in, any representation or warranty made by the Sellers in this Agreement.

Section 4.8 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the business of the Acquired Companies as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Acquired Companies for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers, the Acquired Companies or their representatives (except the representations and warranties set forth in Article 3). The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article 3, none of the Sellers, the Acquired Companies, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Shares, the Sellers, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of the Acquired Companies after the Closing in any manner or (iii) the probable success or profitability of the business of the Acquired Companies after the Closing, and (b) other than the indemnification obligations of the Sellers set forth in the Indemnification Articles, none of the Sellers, the Acquired Companies, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser's use of, any information relating to the Sellers, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain "data rooms," management presentations, functional "break-out" discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

Section 4.9 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 4 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER WITH RESPECT TO THE PURCHASER AND/OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 4, THE PURCHASER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE PURCHASER AND/OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY OTHER REPRESENTATION OR WARRANTY IS EXPRESSLY DISCLAIMED. Other than the indemnification obligations of the Purchaser set forth in the Indemnification Articles, none of the Purchaser, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have, or will be subject to, any Liability or indemnification obligation to the Sellers or any other Person resulting from the distribution to the Sellers or their Affiliates or representatives of, or the Sellers' use of, any information relating to the Purchaser or any of its Affiliates, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Sellers or their Affiliates or representatives, whether orally or in writing, in any form, in expectation of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

 Section 5.1 Access and Investigation. Until the Closing and upon reasonable advance notice from the Purchaser (except as may be necessary to comply with Law (including Antitrust Laws)), the Sellers will, and will cause the Acquired Companies to, allow the Purchaser and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of the Acquired Companies to (a) the Company Properties and facilities (including all the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), (b) the Acquired Companies' books, financial information (including working papers and data in the possession of the Acquired Companies or the Sellers or their respective independent public accountants, internal audit reports, and "management letters" from such accountants with respect to the Acquired Companies' systems of internal control), (c) Contracts and records of the Acquired Companies, (d) such other materials and information about the Acquired Companies as the Purchaser may reasonably request and (e) members of management of the Acquired Companies as the Purchaser may reasonably request. The Purchaser will, and will cause its representatives to, hold confidential all information so obtained in accordance with the terms of the Confidentiality Agreement.

Section 5.2Operation of the Businesses of the Acquired Companies.

 (a) Until the Closing, except as otherwise set forth in this Agreement, the Seller Disclosure Schedule or as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Acquired Companies to:

(i)          conduct their business in the ordinary course of business in all material respects; and

(ii)          use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Acquired Companies and (B) preserve the present relationships with Persons having business dealings with the Acquired Companies (including customers and suppliers).

(b)           Until the Closing, except as otherwise set forth in this Agreement, the Seller Disclosure Schedule or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will not cause or permit any Acquired Company to:

(i)           amend its Governing Documents;

(ii)          transfer, issue, sell, dispose or, pledge or encumber any shares of its capital stock or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;

(iii)        with respect to the Sellers, transfer, issue, sell, dispose or, pledge or encumber any Shares, MX Shares or any additional shares of capital stock of any Acquired Company or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities of any Acquired Company;

(iv)        purchase, redeem or otherwise acquire any outstanding shares of its capital stock;

(v)         declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than dividends and other distributions payable solely in cash;

(vi)        effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Acquired Companies, or amend the terms of any outstanding securities of an Acquired Company;

(vii)       terminate, amend, restate, supplement or waive any rights under any (A) Material Contract or Real Property Lease, other than in the ordinary course of business or (B) material Governmental Authorization;

(viii)      waive, compromise, cancel or release any debt, right or claim of a material value to the Acquired Companies other than in the ordinary course of business;

(ix)         acquire, by merger or consolidation with another entity, by purchase or otherwise, any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Acquired Companies, other than in the ordinary course of business;

(x)          except as provided for under the terms of this Agreement in relation to the transfer of the Main Scheme, (A) increase the salary or other compensation of any director, officer or employee of the Acquired Companies, except for normal yearend increases in the ordinary course of business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Acquired Companies or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any deferred compensation, severance, special pay, consulting, non- competition or similar agreement or arrangement with any directors, officers or employees of an Acquired Company (or amend any such agreement to which the Acquired Companies is a party);

(xi)         (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness from third parties who are not Affiliates which borrowing exceed $100,000;

(xii)        enter into any commitment for capital expenditures of the Acquired Companies in excess of $100,000 for any individual commitment and $200,000 for all commitments in the aggregate;

(xiii)       enter into, modify or terminate any labor or collective bargaining agreement of the Acquired Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Acquired Companies;

(xiv)      except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xv)       make a change in its accounting or Tax reporting principles, methods or policies;

(xvi)      (A) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return will have been prepared in a manner consistent with past practice and the Company will have provided the Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for the Purchaser to review and approve (such approval not to be unreasonably withheld or delayed);

(xvii)     enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of an Acquired Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons (other than restrictions in Intellectual Property Licenses);

(xviii)    settle or compromise any pending or threatened Proceeding or any claim or claims, in each case involving an amount individually in excess of $100,000;

(xix)       change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xx)        take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; or

(xxi)       agree to do anything (A) prohibited by this Section 5.2, or (B) intended to make any of the representations and warranties of the Sellers in this Agreement or any of the Ancillary Agreements or instruments or documents delivered in connection herewith or therewith untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied.

Section 5.3            Consents and Filings; Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions provided in this Section 5.3, the Sellers will, and will cause the Acquired Companies to, use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Authority, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement (except for such matters covered by Section 5.4). All such consents, waivers, approvals and notices will be in writing and in form and substance satisfactory to the Purchaser, and executed counterparts of such consents, waivers and approvals will be delivered to the Purchaser promptly after receipt thereof, and copies of such notices will be delivered to the Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of its Affiliates, nor the Purchaser nor any of its Affiliates (which for purposes of this sentence will include the Acquired Companies), will be required to pay any amounts in connection with obtaining any consent, waiver or approval.

(b)           Subject to the terms and conditions provided in this Section 5.3, the Sellers and the Purchaser each will use their commercially reasonable efforts to (i) obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all, Governmental Authorities necessary to obtain all Governmental Authorizations that are required to be obtained under any Law in connection with the transactions contemplated by this Agreement; (ii) lift or rescind any injunction, restraining order or other Judgment adversely affecting the ability of such party to this Agreement to consummate the transactions contemplated by this Agreement; (iii) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority, including the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, any State Attorney General and any other national antitrust authorities with mandatory pre-merger filing requirements that are deemed by the Sellers and the Purchaser, after consulting with one another, to be applicable to the transactions contemplated by this Agreement ("Governmental Antitrust Authority"); (iv) transfer, re-issue or modify, as required by Environmental Law, any Environmental Permit and (v) fulfill all conditions to this Agreement.

(c)           Subject to, and not in limitation of, Section 5.3(a) and Section 5.3(b), each Seller will, and will cause each Acquired Company to, and the Purchaser will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(d)            In furtherance, and not in limitation of, the foregoing, each Seller will, and will cause each Acquired Company to, and the Purchaser will each (i) use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws ("Antitrust Laws"), (ii) use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any Judgment that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, including defending through litigation on the merits and through any available appeals any claim asserted in any court by any party, and (iii) take any and all actions reasonably required by any Governmental Antitrust Authority as a condition to grant any consent necessary for the consummation of the transactions contemplated by this Agreement or as may be required to avoid (or eliminate) each and every impediment under any Antitrust Laws that may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of such transactions to occur as expeditiously as reasonably possible. Without limiting the generality of the foregoing, such actions will include proposing, negotiating, committing to and effecting (by consent decree, hold separate order or otherwise) the sale, divestiture or disposition of any assets or businesses of the Acquired Companies (or otherwise taking or committing to take any action that limits its freedom of action with respect to any of the businesses, product lines or assets of the Acquired Companies) as may be required to obtain such a consent of a Governmental Antitrust Authority or in order to avoid the pursuit or entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Judgment in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, Purchaser will not be required to sell, divest or dispose of any assets or businesses of the Acquired Companies, in any such case, that in the aggregate accounted for in excess of five percent (5%) of its business (measured in terms of turnover in its last accounting year) for all such assets or businesses to be sold, divested or disposed by the Purchaser or its Affiliates or the Acquired Companies.

(e)           The Sellers and the Purchaser will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the requisite Governmental Authorizations, including: (i) cooperating with the other party in connection with filings under the HSR Act or any other Antitrust Laws (to the extent, if any, that such filings are necessary) including with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that will be shared only with outside legal counsel to the non-filing party) and (B) if requested, accepting all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to the HSR Act or any other Antitrust Laws (to the extent, if any, that such application or filings are necessary) in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of and if in writing furnishing the other with copies of, any communications from or with any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement; (iv) permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Antitrust Authority in connection with Proceedings under or relating to the HSR Act or any other Antitrust Laws, if applicable; (v) not agreeing to participate in any meeting or discussion with any Governmental Antitrust Authority in connection with Proceedings under or relating to the HSR Act or any other Antitrust Laws, if applicable, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party to this Agreement in connection with Proceedings under or relating to the HSR Act or any other Antitrust Laws, if applicable. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party will advise the other parties promptly in respect of any understandings, undertakings or agreements (oral or written) which such party proposes to make or enter into with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement.

Section 5.4 Supplements to Disclosure Schedules. The Sellers may, from time to time prior to the Closing by written notice to the Purchaser, supplement the Seller Disclosure Schedule or add a schedule to the Seller Disclosure Schedule (such added schedule to be deemed a supplement hereunder) in order to disclose any matter which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or to correct any inaccuracy or breach in the representations and warranties made by the Sellers in this Agreement. Subject to this Section 5.4, none of such supplements to the Seller Disclosure Schedule will be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 6.1(a) or otherwise affect any other term or condition contained in this Agreement; provided, however, that unless the Purchaser will have delivered a notice of termination with respect to such matter as contemplated by Section 7.1(b) (to the extent the Purchaser is entitled to deliver such notice pursuant to Section 7.1(b)) within fifteen (15) Business Days of the receipt by the Purchaser of any supplement to the Seller Disclosure Schedule pursuant to this Section 5.4, then the Purchaser will be deemed to have waived any and all rights to terminate this Agreement pursuant to Section 7.1(b) arising out of or relating to the contents of such supplement and the resulting breach or breaches of the representations and warranties; provided, however, that no other rights of the Purchaser or the Purchaser Indemnified Parties hereunder, including the right to indemnification provided in the Indemnification Articles below, will be deemed to be waived, limited or impaired by the delivery and/or acceptance of any supplement to the Seller Disclosure Schedule.

Section 5.5 Financing. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that the Purchaser's obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser's obtaining any financing and any failure to fulfill any obligation under this Agreement arising from the failure of the Purchaser to obtain financing or the unavailability of such financing will be deemed to be intentional for purposes of this Agreement.

Section 5.6            Non-Competition; Non-Solicitation; Confidentiality.

(a)           The parties agree to continue to abide by that certain Confidentiality Agreement between the Sellers and the Purchaser dated May 20, 2009 (the "Confidentiality Agreement"), which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)           After the Closing, the Sellers will not and will cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, the Company Information, except to the extent compelled by Law or to the extent that such Company Information (i) must be disclosed in connection with the obligations of the Sellers pursuant to this Agreement and the Ancillary Agreements or (ii) can be shown to have been in the public domain through no fault of the Sellers. Notwithstanding the foregoing, in no event will this Section 5.6(b) limit or otherwise restrict the right of the Sellers to disclose such Company information (i) to its and its Affiliates' respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (iii) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (iv) as permitted in accordance with Section 5.7. "Company Information" means any information with respect to the Acquired Companies, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(c)           For a period of two (2) years from and after the Closing Date (the "Non-Compete Period"), the Sellers will not, and will cause their Affiliates not to, directly or indirectly, anywhere in the world, own, manage, engage in, operate, control, or maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the manufacture and sale of interconnect products competing with the Products for the electronic and communication systems, military/aerospace and transportation markets (a "Competing Business"); provided, however, that, for the purposes of this Section 5.6(c), the Sellers or any of their Affiliates will not be prevented from:

(i) being the holder or beneficial owner by way of bona fide investment purposes only of any units of an authorized unit trust and/or any securities in any company carrying on any Competing Business which are listed or traded on any recognized stock exchange, regulated market or trading facility provided always that Sellers do not hold or are not beneficially interested in more than a total of ten percent (10%) of any single class of the equity securities in such listed company, and provided that Sellers do not have directly or indirectly any management functions or any material influence in such a company; or

(ii) acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses (taken together, the "Acquired Business") and carrying on that Acquired Business although its activities include a Competing Business (the "Acquired Competing Business") if the Acquired Competing Business represents not more than twenty percent (20%) of the Acquired Business (measured in terms of turnover in its last accounting year) (a "Less Than 20% Acquired Competing Business"); provided, however, that if the Sellers or any of their Affiliates acquires during the Non-Compete Period an Acquired Business with a Less Than 20% Acquired Competing Business, then the Sellers or their Affiliates, as applicable, will enter into good faith negotiations with the Purchaser regarding the sale to the Purchaser of such Less Than 20% Acquired Competing Business (it being agreed and understood that Sellers or their Affiliates, as applicable, will not be obligated to sell such Less Than 20% Acquired Competing Business to the Purchaser unless terms and conditions are mutually agreed upon by the parties).

(d)           For a period of two (2) years from and after the Closing Date, the Sellers will not, and will cause their directors, officers, employees and Affiliates not to, directly or indirectly hire, solicit or assist others in soliciting the employment of any of the Employees of the Acquired Companies; provided, however, nothing in this Agreement will prohibit or limit (i) Sellers from making general employment solicitations through public advertisements, or (ii) solicitations by employee search firms engaged by the Sellers but not directed by the Sellers towards any such Employees of the Acquired Companies or prohibit or limit the Sellers from hiring any individuals who respond to such solicitations.

(e)           The covenants and undertakings contained in this Section 5.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.6 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.6 will be inadequate. Therefore, the Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.6 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 5.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(f)           The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.6 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 5.7            Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party unless required by applicable securities Law or securities listing standards (in the reasonable opinion of counsel to the disclosing party) in which case the Sellers and the Purchaser will have the right to review such press release or other announcement prior to issuance, distribution or publication.

Section 5.8            Use of Seller Brand.

(a)           Except as specifically provided in this Section 5.8, from and after the Closing, the Purchaser will have no right to use the Seller Name. "Seller Name" means the marks or names "SAFRAN" or "Snecma" or any variations and derivatives thereof and any other logos, trademarks, service marks, names, corporate names, tradenames, and other similar designators of origin of the Sellers or their Affiliates that incorporate, represent or are used in conjunction with Seller Name or such variations or derivations.

(b)           The Purchaser will promptly, and in any event within sixty (60) days after the Closing Date, cause the Acquired Companies to cease to use and remove or cover the Seller Name from all signs, billboards, telephone listings, sales invoices, printed forms, documents, stationery, office supplies or other similar materials.

(c)           The Purchaser may use product literature that bears the Seller Name for a reasonable time after the Closing Date, not to exceed ninety (90) days. No product literature used after the ninety (90) day anniversary of the Closing Date may include a reference to the Sellers or any of their Affiliates after the Closing, including any addresses or telephone numbers.

(d)           Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.8 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, the Sellers will be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, any Proceeding that may be brought to enforce any of the provisions of this Section 5.8.

Section 5.9   Affiliate Transactions.

(a)           On or prior to the Closing Date, the Sellers will, and will cause their Affiliates to, (i) terminate, effective as of the Closing, all Affiliate Contracts, except for those Contracts listed in Section 5.9(a) of the Seller Disclosure Schedule, and (ii) deliver releases (the "Affiliate Releases") executed by such Affiliates with whom such Contracts have been terminated pursuant to this Section 5.9(a) providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts; provided that in no event will the Acquired Companies pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release other than amounts due in accordance with the termination of such Affiliate Contracts.

(b)           Immediately prior to the Closing, except for those with respect to those Contracts listed on Section 5.9(a) of the Seller Disclosure Schedule, all intercompany receivables, payables and loans between the Sellers or any of their Affiliates (other than the Acquired Companies), on the one hand, and an Acquired Company, on the other hand, will be, at the Sellers' election, settled, paid, capitalized, distributed or otherwise terminated, with the result that there will not be intercompany receivables, payables and loans between the Sellers or any of their Affiliates (other than the Acquired Companies), on the one hand, and an Acquired Company, on the other hand, immediately after Closing, except for those with respect to those Contracts listed on Section 5.9(a) of the Seller Disclosure Schedule.

(c)           Prior to the Closing, the Sellers will be permitted to cause the Acquired Companies to distribute any and all cash balances as directed by the Sellers.

Section 5.10 Termination of Seller Insurance Coverage. The Purchaser acknowledges that all insurance coverage for the Acquired Companies under policies of the Sellers and their Affiliates (other than the Acquired Companies) will terminate as of the Closing and, following the Closing, no claims may be brought against any policy of the Sellers and their respective Affiliates in respect of the Acquired Company regardless of whether the events underlying such claim arose prior to or after the Closing.

Section 5.11 Credit and Performance Support Obligations. The Purchaser will use its commercially reasonable efforts to cause the Sellers and their Affiliates (other than the Acquired Companies) to be absolutely and unconditionally relieved (each relevant release of liability, a "Support Obligation Release") on or prior to the Closing of all Liabilities arising out of any letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding on behalf of the Acquired Companies, including those guarantees set forth on Section 5.11 of the Seller Disclosure Schedule (the "Support Obligation Liabilities"). From and after the Closing, the Purchaser will indemnify the Sellers and their Affiliates (other than the Acquired Companies) against any Losses of any kind whatsoever with respect to any Support Obligation Liabilities for which a Support Obligation Release is not obtained. The parties agree that they will cooperate and use commercially reasonable efforts to obtain the relief provided in this Section 5.11 as promptly as practicable following the date hereof.

Section 5.12 Amended and Restated Labinal Supply Agreement. Prior to the Closing, Cinch U.S. will enter into an amended supply agreement with Labinal, Inc. substantially in the form of Exhibit B attached hereto (the "Amended And Restated Labinal Supply Agreement").

Section 5.13 Contact with Customers and Suppliers.

(a)           Until the Closing Date, none of the Purchaser, its Affiliates and their representatives may contact or communicate with the customers, suppliers, distributors and licensors of the Acquired Companies in connection with the transactions contemplated hereby without the prior written consent of the Sellers, which consent will not be unreasonably withheld. Nothing in this Section 5.13 will prohibit the Purchaser from contacting the customers, suppliers and licensors of the Acquired Companies in the ordinary course of the Purchaser's businesses for the purpose of selling products of the Purchaser's businesses or for any other purpose unrelated to the Acquired Companies and the transactions contemplated by this Agreement.

(b)           From the date hereof until the Closing Date, if a party to a Material Contract or any of the customers listed on Section 3.22(a) of the Seller Disclosure Schedule provide written notice to an Acquired Company that it intends to materially decrease the rate of purchases of materials, products or services from an Acquired Company, Sellers will use commercially reasonable efforts to notify Purchaser of such decrease and will cooperate in good faith with Purchaser with respect to communicating with the counterparty to such Material Contract or such customer, as applicable, with respect to such decrease. From the date hereof until the Closing Date, if any of the suppliers listed on Section 3.22(a) of the Seller Disclosure Schedule provide written notice to an Acquired Company that it intends to materially increase the cost of its supply of materials, products or services used by the Acquired Companies, Sellers will use commercially reasonably efforts to notify Purchaser of such increase and will cooperate in good faith with Purchaser with respect to communicating with such supplier with respect to such increase.

Section 5.14 No Shop.

(a)           The Sellers and the Acquired Companies will not, and will not permit their respective Affiliates, directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Acquired Companies or any capital stock or other ownership interests of the Acquired Companies other than the transactions contemplated by this Agreement (an "Acquisition  Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Acquired Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)           The Sellers and the Acquired Companies will (and the Sellers and the Acquired Companies will cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser) conducted heretofore with respect to any Acquisition Transaction. The Sellers and the Acquired Companies agree not to release any third party from the confidentiality and standstill provisions of any agreement to which any of the Acquired Companies is a party.

Section 5.15 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Sellers and the Purchaser agree that each of them will (and will cause the Acquired Companies to) preserve and keep the records held by them relating to the respective businesses of the Acquired Companies for a period of seven years from the Closing Date and will make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers, the Acquired Companies or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or the Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party will first give ninety (90) days prior written notice to the other and such other party will have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred eighty (180) days after the date of such notice. Sellers shall cause the Cinch U.K. Books to be delivered to Cinch U.K. or Purchaser as promptly as practicable upon the Closing.

Section 5.16 Use of Name of Acquired Companies. The Sellers hereby acknowledge that upon the Closing, the name "Cinch Connectors, Inc.", "Cinch Connectors Ltd.", "Cinch Connectors de Mexico, S.A. de C.V." or similar names, derivatives thereof and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Acquired Companies (the "Cinch Name"), including any name or mark confusingly similar thereto and the Marks listed on Section 3.9(a) of the Seller Disclosure Schedule (collectively, the "Company Marks") will be owned by the Purchaser and/or the Acquired Companies. Following the Closing, the Sellers will not, and will not permit their respective Affiliates to, use the Cinch Name or any variation or simulation thereof or any of the Company Marks. Each of the Sellers will, and will cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Acquired Companies or any of its Affiliates after the Closing. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, the Sellers will remove, strike over or otherwise obliterate all Company Marks from all materials held by, or under the control of, the Sellers and their post-closing Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. Further, at, or as soon as legally practicable after, the Closing (but in any event within ten days after the Closing Date), each of the Sellers will, and will cause its respective Affiliates to, remove any Company Mark from its legal name by appropriate legal proceedings in the jurisdiction of its organization and in each jurisdiction where such entity has registered to do business.

Section 5.17 Monthly Financial Statements.

(a)           As soon as reasonably practicable, but in no event later than five (5) Business Days after the end of each calendar month during the period from the date hereof to the Closing, the Sellers will provide the Purchaser with a written calculation of the Aggregate Revenues for such preceding calendar month.

(b)           As soon as reasonably practicable, but in no event later than thirty (30) days after the end of each calendar month during the period from the date hereof to the Closing, the Sellers will provide the Purchaser with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Acquired Companies for the Sellers in the ordinary course of business) of the Acquired Companies for such preceding month.

(c)           Between the date hereof and the Closing, Sellers will cooperate in good faith with Purchaser with respect to the preparation of any audited balance sheets for the Acquired Companies in accordance with U.S. GAAP and the related statements of income, changes in equity and cash flows that may be required by Purchaser to satisfy the reporting requirements of the United States Securities and Exchange Commission following the Closing.

Section 5.18 Fees and Expenses. No later than three (3) Business Days prior to the Closing Date, the Sellers will deliver to the Purchaser (i) pay-off letters or final invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Acquired Companies, and (ii) a certificate of the Sellers setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. On the Closing Date prior to the Closing, the Sellers will deliver to the Purchaser a certificate of the Sellers setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.

Section 5.19 Notification of Certain Matters. The Sellers will give notice to the Purchaser and the Purchaser will give notice to the Sellers, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or nonoccurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Proceeding against any of the Sellers or any of the Acquired Companies related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.19 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 5.20 Debt; Payables. No later than the third (3rd) Business Day prior to the Closing Date, the Sellers will provide the Purchaser with a certificate of the Sellers setting forth an estimate of the balance of all Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date. On the Closing Date, prior to the Closing, the Sellers will deliver to the Purchaser a certificate of the Sellers setting forth all Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date.

Section 5.21 Resignation of Directors and Officers; Removal and Replacement of Authorized Persons. The Sellers will use commercially reasonable efforts to cause each of the directors and officers of the Acquired Companies to submit a letter of resignation effective on or before the Closing Date. Effective on or before the Closing, the Sellers will, or will cause the Acquired Companies, to take all actions necessary to eliminate the Authority Granted to each Person identified on Section 3.24 of the Seller Disclosure Schedule and designate with the relevant parties their replacements as will be determined and identified in the sole and absolute discretion of the Purchaser.

Section 5.22 Relationship Managers.

(a) For a period of two (2) years from and after the Closing Date, Seller U.K. and Cinch U.K. will, or will cause one of their respective Affiliates to, each maintain a relationship manager (each a "U.K. Relationship Manager") to coordinate the relationship and dealings between Cinch U.K. and the Safran group of companies (the "Safran Group") in connection with existing and future projects. Each U.K. Relationship Manager will be designated, from time to time, by written notice to the other party at the time of designation and any change of designation. The U.K. Relationship Manager will be a point of contact between the Safran Group and Cinch U.K. for purposes of the continuing business relationship between the Safran Group and Cinch U.K. and the U.K. Relationship Managers will act in good faith to coordinate existing and future projects between Cinch U.K. and the Safran Group. Effective as of the Closing, (i) Seller U.K. hereby designates Thierry Viguier as its U.K. Relationship Manager and (ii) Purchaser hereby agrees to cause Cinch U.K. to designate Steve Willis as its U.K. Relationship Manager.

 (b) For a period of two (2) years from and after the Closing Date, Seller U.S. (or an Affiliate of Seller U.S.) and Cinch U.S. will, or will cause one of their respective Affiliates to, each maintain a relationship manager (each a "U.S. Relationship Manager") to coordinate the relationship and dealings between Cinch U.S. and the Safran Group in connection with existing and future projects. Each U.S. Relationship Manager will be designated, from time to time, by written notice to the other party at the time of designation and any change of designation. The U.S. Relationship Manager will be a point of contact between the Safran Group and Cinch U.S. for purposes of the continuing business relationship between the Safran Group and Cinch U.S. and the U.S. Relationship Managers will act in good faith to coordinate existing and future projects between Cinch U.S. and the Safran Group. Effective as of the Closing, (i) Seller U.S. hereby designates Thierry Viguier as its U.S. Relationship Manager and (ii) Purchaser hereby designates Peter Bittner as its U.S. Relationship Manager.

Section 5.23 Transition Services. To the extent permitted under the terms of the Services Agreement, for a period of thirty-five (35) days following the Closing, the Sellers shall permit, and take all actions necessary to cause their Affiliates to permit, the Acquired Companies to continue to access the benefits of and use that certain payroll services agreement between Seller U.S. and/or one or more of its Affiliates, on the one hand, and the Ultimate Software Group, Inc. (UltiPro), on the other hand (the "Services Agreement") to the same extent as, and in a manner consistent with, the historical practices of the Acquired Companies.

Section 5.24 Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

 Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

 (a) Accuracy of Representations and Warranties. The representations and warranties of the Sellers in Article 3 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty is expressly made as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b)           Performance of Covenants. All of the covenants and obligations that the Sellers and/or the Acquired Companies are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)           No Material Adverse Effect. If Closing has not occurred on or prior to January 31, 2010, there will not have occurred, as measured from or after February 1, 2010, any Closing Condition Material Adverse Effect; provided, however, that if all of the conditions set forth in this Article 6 have been satisfied or waived on or prior to January 31, 2010 (other than those conditions that by their nature can only be satisfied at the Closing), then this condition to Closing shall not be applicable in connection with the consummation of the transactions contemplated by this Agreement;

(d)           No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(e)           No Proceedings. No Proceedings will have been instituted by any Governmental Authority against the Sellers, the Acquired Companies, or the Purchaser, seeking to restrain or prohibit the consummation of the transactions contemplated hereby;

(f)           Consents. The Sellers and the Acquired Companies will have obtained those consents listed in Section 6.1(f) of the Purchaser Disclosure Schedule in a form reasonably satisfactory to the Purchaser and copies thereof will have been delivered to the Purchaser;

(g)           Transfer of Governmental Authorizations. The Acquired Companies will have obtained the issuance, reissuance or transfer of those Governmental Authorizations listed in Section 6.1(g) of the Purchaser Disclosure Schedule in a form reasonably satisfactory to the Purchaser and copies thereof will have been delivered to the Purchaser;

(h)           Shareholders Meetings. The Purchaser will have received a written consent or copies of the minutes of meetings of the shareholders of the Acquired Companies from meetings duly held (i) evidencing the removal or resignation directors and officers of the Acquired Companies identified by the Purchaser prior to Closing and appointing their replacements, and (ii) revoking and granting powers of attorney as deemed appropriate by Purchaser, all in accordance with Section 5.21;

(i)           Transaction Documents. The Sellers must have delivered or caused to be delivered each document that Section 2.5(a) requires it to deliver;

(j)           Main Scheme. The Transfer of the Main Scheme will have occurred; and

(k)           Closing Certificates. The Purchaser will have received a certificate signed by each Seller, each in form and substance reasonably satisfactory to the Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified in this Section 6.1 have been satisfied in all respects (with respect to the condition specified in Section 6.1(e), only insofar as such Section 6.1(e) relates to Proceedings involving the Sellers or its Affiliates, which includes the Acquired Companies) (each such certificate, a "Closing Certificate").

Section 6.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

(a)           Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in Article 4 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty is expressly made as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b)           Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)           No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           No Proceedings. No Proceedings will have been instituted by any Governmental Authority against the Sellers, the Acquired Companies, or the Purchaser, seeking to restrain or prohibit the consummation of the transactions contemplated hereby;

(e)           Credit and Performance Support Obligations. The Sellers and their Affiliates (other than the Acquired Companies) will have been absolutely and unconditionally relieved of all Liabilities under those guarantees set forth in Section 6.2(e) of the Seller Disclosure Schedule, in a form reasonably satisfactory to the Sellers and copies thereof will have been delivered to the Sellers

(f)            Main Scheme. The Transfer of the Main Scheme will have occurred; and

(g)           Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Sellers each document that Section 2.5(b) requires it to deliver.

Section 6.3            Transfer of Main Scheme.

(a)            For purposes of this Agreement, the "Transfer of the Main Scheme" will be defined to occur when each of the following four elements have been completed:

(i)           Cinch U.K. being substituted as Principal Company (as such term is defined in the Main Scheme) under the Main Scheme by Seller U.K. or one of its Affiliates;

(ii)           an active member from both Seller U.K. or one of its Affiliates and Cinch U.K. joining the Main Scheme and the active member from Cinch U.K. subsequently ceasing to be an active member of the Main Scheme;

(iii)          A scheme apportionment arrangement (as defined in Regulation 2 of the Occupational Pension Schemes (Employer Debt) Regulations 2005) being entered into providing for any Cinch U.K. section 75 debt to be apportioned to Seller U.K. or one of its Affiliates; and

(iv)           Seller U.K. or one of its Affiliates, as Principal Company under the Main Scheme, providing notification to the Trustees of the Main Scheme and Cinch U.K. (as a Participating Employer under the Main Scheme) of the cessation of the participation of Cinch U.K. as a Participating Employer under the Main Scheme.

(b) Seller U.K. will provide the Purchaser with drafts of the documentation required to implement the Transfer of the Main Scheme not less than three (3) Business Days prior to the anticipated date of execution of such documentation and shall consider in good faith any comments on such documentation made by the Purchaser.

It is agreed and understood by the parties that neither the completion of any consultation with Cinch U.K. employees nor the receipt by Seller U.K. of formal approval of the UK pensions regulator will be required for the Transfer of the Main Scheme to have been deemed to occur.

ARTICLE 7
TERMINATION

Section 7.1            Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual consent of the Purchaser and the Sellers;

(b)           by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if (i) there has been a breach of any of the Sellers' representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and (ii) such breach is not cured within twenty (20) days following receipt by the Sellers of notice of such breach from the Purchaser (or, in the case of a breach triggering a right of termination pursuant to Section 7.1(b)(i) that is included in a supplement to the Seller Disclosure Schedule delivered by Sellers pursuant to the terms of Section 5.4, during the fifteen (15) Business Days following receipt by the Purchaser of such supplement);

(c)           by the Sellers (so long as the Sellers are not then in material breach of any of their representations, warranties or covenants contained in this Agreement) if there has been a breach of any of the Purchaser's representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach is not cured within twenty (20) days following receipt by the Purchaser of notice of such breach from the Sellers;

(d)      by either the Purchaser or the Sellers if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(d) occurring;

(e)       by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before April 30, 2010 (the "Termination Date"); provided, however, if the date on which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) is after April 15, 2010 but on or before April 30, 2010, the Termination Date will be extended until May 15, 2010 so that it can be determined whether a Closing Condition Material Adverse Effect has occurred; provided, further, however that if as of the Termination Date all of the conditions set forth in Article 6 have heretofore been satisfied or waived (other than those conditions that by their nature can only be satisfied as of the Closing) other than the conditions set forth in Section 6.1(f), Section 6.1(j), Section 6.2(e) and/or Section 6.2(f), then such date may be extended by the Purchaser, in its sole and absolute discretion, to May 30, 2010 by Purchaser's providing written notice of such extension to Sellers on or prior to April 30, 2010 and; provided further that if following such an extension, as of May 30, 2010 all of the conditions set forth in Article 6 have heretofore been satisfied or waived (other than those conditions that by their nature can only be satisfied as of the Closing) other than the conditions set forth in Section 6.1(f), Section 6.1(j), Section 6.2(e) and/or Section 6.2(f), then such date may be extended by the Purchaser, in its sole and absolute discretion, to June 30, 2010 by Purchaser's providing written notice of such extension to Sellers on or prior to May 30, 2010 (each of such extensions by Purchaser being, an "Extension"). If, after any Extension, the date on which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) is after the fifteenth (15th) day of the final month covered by such Extension(s), but on or before the last day of such month, the Termination Date will be extended until the fifteenth (15th) of the immediately succeeding month so that it can be determined whether a Closing Condition Material Adverse Effect has occurred.

(f)       by the Purchaser on or after February 1, 2010, if (i) the Closing has not occurred on or prior to January 31, 2010 and (ii) a Closing Condition Material Adverse Effect occurs from or after February 1, 2010 (it being agreed and understood that if all of the conditions set forth in Article 6 have been satisfied or waived on or prior to January 31, 2010 (other than those conditions that by their nature can only be satisfied at the Closing), then the termination right set forth in this Section 7.1(f) shall not be applicable); or

(g)      by the Sellers if the Closing has not occurred (other than through the failure of any Seller to comply fully with its obligations under this Agreement) on or before the Termination Date; provided, however, if the date on which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) is after April 15, 2010 but on or before April 30, 2010, the Termination Date will be extended until May 15, 2010 so that it can be determined whether a Closing Condition Material Adverse Effect has occurred; provided, further, however that if as of the Termination Date all of the conditions set forth in Article 6 have heretofore been satisfied or waived (other than those conditions that by their nature can only be satisfied as of the Closing) other than the conditions set forth in Section 6.1(f), Section 6.1(j), Section 6.2(e) and/or Section  6.2(f), then such date may be extended by the Purchaser, in its sole and absolute discretion, to May 30, 2010 by Purchaser's providing written notice of such extension to Sellers on or prior to April 30, 2010 and; provided further that if following such an extension, as of May 30, 2010 all of the conditions set forth in Article 6 have heretofore been satisfied or waived (other than those conditions that by their nature can only be satisfied as of the Closing) other than the conditions set forth in Section 6.1(f), Section 6.1(j), Section 6.2(e) and/or Section 6.2(f), then such date may be extended by the Purchaser, in its sole and absolute discretion, to June 30, 2010 by Purchaser's providing written notice of such extension to Sellers on or prior to May 30, 2010 (each of such extensions by Purchaser being, an "Extension"). If, after any Extension, the date on which the last of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) is after the fifteenth (15th) day of the final month covered by such Extension(s), but on or before the last day of such month, the Termination Date will be extended until the fifteenth (15th) of the immediately succeeding month so that it can be determined whether a Closing Condition Material Adverse Effect has occurred.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 5.6(a) (Non-Competition; Non-Solicitation; Confidentiality), Section 5.7 (Public Announcements), Section 7.4 (Certain Effects of Termination), Article 11 (General Provisions) (except for Section 11.12 (Specific Performance) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if, with respect to a party (the "Compliant Party") this Agreement is terminated by the other because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the Compliant Party's obligations under this Agreement is not satisfied as a result of the other party's knowing and intentional failure to comply with its obligations under this Agreement, the Compliant Party's right to pursue all legal remedies will survive such termination unimpaired.

Section 7.3 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or the Sellers, or both, pursuant to Section 7.1, after the expiration of any applicable cure periods, written notice thereof will forthwith be given to the other party or parties, and this Agreement will terminate, and the purchase of the Shares hereunder will be abandoned, without further action by the Purchaser, the Acquired Companies or the Sellers.

Section 7.4 Certain Effects of Termination. If the Purchaser or the Sellers terminates this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement.

ARTICLE 8
INDEMNIFICATION

Section 8.1 Indemnification by the Sellers. If the Closing occurs, and subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Sellers will jointly and severally indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the "Purchaser Indemnified Parties") from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1(a) will govern) incurred by the Purchaser Indemnified Parties arising or resulting from (a) the failure of any of the representations or warranties made by the Sellers in this Agreement or in any Ancillary Agreements or other agreements delivered in connection herewith or therewith to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (other than breaches of the representations and warranties set forth in Section 3.27, for which the provisions of Section 8.1(d) will govern); (b) the breach of any covenant or other agreement on the part of the Sellers under this Agreement or any Ancillary Agreements or other agreements delivered in connection herewith or therewith; (c) the indemnification obligations set forth in Section 10.7 of this Agreement; (d) the Acquired Companies' failure to comply, at any time prior to the Closing, with the testing and reporting requirements of the Defense Logistics Agency and Defense Supply Center Columbus, whether applicable directly or indirectly, including, without limitation, the requirements necessary for any Acquired Company to be listed on the DoD List for the Mil Spec Products and the requirements applicable to those other Products of the Acquired Companies that are or have been on the DoD List (in which case, for the avoidance of doubt, Losses will include, without limitation, all costs associated with any and all criminal fines, applicable penalties and product recall expenses arising out of such failure to comply); and (e) to the extent not already reduced from the Purchase Price pursuant to the terms of Article 2, any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Acquired Companies in connection with the transactions contemplated by this Agreement.

Section 8.2 Indemnification by the Purchaser. If the Closing occurs, and subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Purchaser will indemnify and hold harmless the Sellers and its directors, officers, employees, agents, representatives and Affiliates (collectively, the "Seller Indemnified Parties") from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1(b) will govern) incurred by the Seller Indemnified Parties arising or resulting from (a) the failure of any of the representations or warranties made by the Purchaser in this Agreement or in any Ancillary Agreements or other agreements delivered in connection herewith or therewith to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; (b) the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Ancillary Agreements or other agreements delivered in connection herewith or therewith;

(c)    any Change of Control Payment other than any obligation of Sellers under Section 2.7; and

(d)    arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement.

Section 8.3        Claim Procedure.

(a)      A party that seeks indemnity under the Indemnification Articles (an "Indemnified Party") will give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)       If the Indemnified Party seeks indemnity under the Indemnification Articles in response to a claim or Proceeding by another Person not a party to this Agreement (a "Third Party Claim"), then the Indemnified Party will promptly give a Claim Notice to the Indemnifying Party after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(c)       Subject to the provisions of this Section 8.3, the Indemnifying Party will have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the Indemnifying Party will have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it will within ninety (90) days of the Indemnifying Party's receipt of the Third Party Claim related thereto, notify the Indemnified Party of its intent to do so. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party will reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party will assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel in any particular jurisdiction for all Indemnified Parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party unless the Indemnifying Party notifies the indemnified Party that it elects to not defend against, negotiate, settle or otherwise deal with such Third Party Claim or if the Indemnifying Party fails to provide notice within ninety (90) days of the Indemnifying Party's receipt of the Third Party Claim related thereto that it intends to defend against, negotiate, settle or otherwise deal with such Third Party Claim. It is agreed and understood that, to the extent it is obligated to indemnify an Indemnified Party hereunder with respect to a Third Party Claim, the Indemnifying Party will be liable for the fees and expenses incurred by the Indemnified Party in connection with such Third Party Claim for any period during which the Indemnifying Party has failed to assume the defense of such Third Party Claim (other than during the period prior to the delivery of the Claim Notice relating to such Third Party Claim as provided above).

 (d) After any final decision, judgment or award will have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement will have been consummated, or the Indemnified Party and the Indemnifying Party will have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party will pay all of such remaining sums so due and owing to the Indemnified Party by check or wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after the date of such notice.

 Section 8.4 Survival. All representations and warranties contained in this Agreement or in any certificate delivered pursuant hereto will survive the Closing until the earlier of: (i) the date that is fifteen (15) months following the Closing Date; or (ii) June 30, 2011; provided, however, that the representations and warranties (a) of the Sellers set forth in Section 3.1  (Organization and Good Standing), Section 3.2 (Authority and Enforceability), and Section 3.4  (Capitalization and Ownership, Subsidiaries) will survive the Closing indefinitely, (b) of the Purchaser set forth in Section 4.1 (Organization and Good Standing) and Section 4.2 (Authority and Enforceability) will survive the Closing indefinitely, (c) of the Sellers set forth in respect of Taxes, including Section 3.11, will be subject to the indemnification provisions of Article 9, and (d) of the Sellers set forth in Section 3.14 (Environmental, Health and Safety Matters) will survive the Closing until the third anniversary of the Closing Date (as the case may be, the "General Survival Period"). The indemnification obligations of the Sellers set forth in Section 8.1(d) will survive the Closing until the third anniversary of the Closing Date (the "Mil Spec  Survival Period", and each of the General Survival Period and Mil Spec Survival Period being referred to herein individually as a "Survival Period"). All claims for indemnification pursuant to Section 8.1(a), Section 8.1(d) and/or Section 8.2(a) must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable Survival Period set forth in this Section 8.4; provided, however, that any representations, warranties or covenants underlying any claim for indemnification is asserted pursuant to a Claim Notice given after the Closing Date within the Survival Period specified in this Section 8.4 will survive until, but only for purposes of, the resolution of such claim.

Section 8.5        Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement:

(a)       no indemnification payments will be made by or on behalf of (i) the Sellers pursuant to Section 8.1(a) or Section 8.1(d) or (ii) the Purchaser pursuant to Section 8.2(a), in respect of any individual claim or series claims having the same nature or origin where the Losses relating thereto are less than $15,000, and such items less than $15,000 will not be aggregated for purposes of calculating the Basket in clause (b) below;

(b)      no indemnification payments will be made by or on behalf of (i) the Sellers pursuant to Section 8.1(a) or Section 8.1(d) or (ii) the Purchaser pursuant to Section 8.2(a), until the aggregate amount of Losses for which the Sellers or the Purchaser, as the case may be, would (but for this clause (b)) be liable thereunder exceeds one percent (1%) of the Purchase Price (such amount being, the "Basket"), in which case (that is, in the case the Basket is exceeded), the Sellers or the Purchaser, as the case may be, will be required to pay the entire amount of such Losses from dollar one; and

(c)     the aggregate total amount in respect of which the Sellers will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 8.1(a) and Section 8.1(d) will not exceed thirty-five percent (35%) of the Purchase Price (the "Cap"); provided, however, that (i) except as set forth in Section 8.5(c)(ii), the aggregate total amount in respect of which the Sellers will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 8.1(a) will not exceed twenty percent (20%) of the Purchase Price (the "Seller Representation Cap"), and (ii) neither the Cap nor the Seller Representation Cap will apply to any indemnification obligations of any party pursuant to Sellers' breach of the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership, Subsidiaries), Section 3.11 (Taxes) or Section 3.28 (Brokers Fees).

(d)     the aggregate total amount in respect of which the Purchaser will be liable to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 8.2(a) will not exceed twenty percent (20%) of the Purchase Price (the "Purchaser Representation Cap"); provided, however, that the Purchaser Representation Cap will not apply to any indemnification obligations of any party pursuant to Purchaser's breach of the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.5 (Brokers Fees) or Section 4.6 (Financial Capacity).

Notwithstanding the foregoing, the parties agree and acknowledge that (i) the limitations set forth in this Section 8.5 will not be applicable in the case of fraud, and (ii) if the facts underlying a matter would constitute a breach of a representation contained in Article 3 and, in addition, the Purchaser would be entitled to indemnification under Article 9 for losses in connection therewith, the Purchaser may elect to be indemnified for the Losses arising from such breach pursuant to either Section 8.1(a) or Article 9, as determined in the Purchaser's sole and absolute discretion (provided that in any case there will not be duplication of recovery under both Section 8.1(a) and Article 9).

Section 8.6 Materiality Thresholds Disregarded. For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements will be disregarded.

Section 8.7 Knowledge. No Person will he entitled to indemnification under this Agreement with respect to any breach of any representation, warranty or covenant by the Sellers or the Purchaser if, on the date of this Agreement, the Person seeking such indemnification had Knowledge of the existence of such breach.

Section 8.8 Tax Refunds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to the Indemnification Articles will be net of (i) any Tax benefit to which an Indemnified Party is entitled by reason of payment of such Losses (taking into account any Tax cost or reduction in such Tax benefit), but only if such Tax benefits is identifiable and able to be used by the Indemnified Party within one year from the date the Indemnified Party receives the indemnification payment; and (ii) any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

Section 8.9 Mitigation. The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

Section 8.10 Subrogation. If an Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Indemnifying Party will be subrogated to all rights and remedies of the Indemnified Party against such third party, and the Indemnified Party will cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such third party.

Section 8.11 No Right to Recover Against Acquired Companies. The Sellers and their Affiliates will have no right of contribution or other recourse against the Acquired Companies for any claims, including Third Party Claims, asserted by any Purchaser Indemnified Party, it being acknowledged and agreed that any covenants and agreements applicable to any Acquired Company are solely for the benefit of the Purchaser and the other Purchaser Indemnified Parties.

Section 8.12 Exclusive Remedy. Subject to Section 11.12, from and after the Closing, the sole and exclusive remedy of the Purchaser and the Sellers for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in the Indemnification Articles and, except for their respective rights to indemnification under the Indemnification Articles, (i) the Purchaser will have no remedy against the Sellers and (ii) the Sellers will have no remedy against the Purchaser, for any breach of any provision of this Agreement. In no event will the Sellers have any Liability for Losses arising from the conduct of the business of the Acquired Companies after the Closing.

ARTICLE 9
TAX MATTERS

Section 9.1        Liability and Indemnification for Taxes.

(a)       If the Closing occurs, and except to the extent any Taxes are reserved or accrued on the Purchaser Estimated Closing Balance Sheets, as finally determined by Section 2.3(b), the Sellers will, jointly and severally, indemnify the Purchaser Indemnified Parties from and against any and all Losses incurred by a Purchaser Indemnified Party (i) in respect of and including all Taxes of the Acquired Companies that are attributable to the Pre-Closing Period (including, without limitation, any Losses in connection with those matters disclosed in Section 3.11 of the Seller Disclosure Schedules, regardless of any liability estimates or other qualifications stated therein and regardless of the taxable period in which the relevant income is recognized), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any person (other than an Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) for all Taxes attributable to any breach of the Sellers representations and warranties set forth in Section 3.11 and (v) for all Taxes arising solely out of or due to any breach of any covenant of the Sellers set forth in this Agreement.

(b)      If the Closing occurs, the Purchaser will indemnify the Seller Indemnified Parties from and against any and all Losses of a Seller Indemnified Party (i) for all Taxes of the Acquired Companies that are attributable to any Post-Closing Period, except to the extent that such Losses for Taxes are attributable to any breach of a Sellers' representations and warranties set forth in Section 3.11 or fall within Section 9.1(a) and (ii) for all Taxes arising solely out of or due to any breach of any covenant of the Purchaser set forth in this Agreement.

(c)       With respect to any Straddle Period, the amount of any Taxes based on or measured by income or receipts of any Acquired Company for the Pre-Closing Period will be determined as if it were a separate reporting period and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for the Acquired Companies in prior reporting periods and which do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Agreement), except that Tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period.

(d)      The Sellers will not be required to indemnify the Purchaser Indemnified Parties for reductions in any Tax Attributes. The Sellers will not be required to indemnify the Purchaser Indemnified Parties against Losses for Taxes attributable to the Pre-Closing Period to the extent such Losses for Taxes could be reduced under applicable Law by reason of net operating loss carryovers, Tax credits and other Tax Attributes arising in the Pre-Closing Period (otherwise than as a result of any event, transaction or circumstance occurring in any Post- Closing Period) which are not taken into account or otherwise reflected in the Purchaser Estimated Closing Balance Sheets as finally determined pursuant to Section 2.3(b) (assuming for the purposes of this sentence that such attributes are not used to reduce Taxes in the Post-Closing Period).

(e)       Any payment required to be made under this Section 9.1 will be made on (i) the later of the date falling five (5) Business Days after notice is served by the relevant indemnifying party on the other and the date falling in a case where there is a liability to make a payment of or on account of Taxes three (3) Business Days before the last date upon which such payment is or would, but for the utilization of a Post Closing Tax Attribute, be required to be made in order to prevent a liability to fines, interest or penalties arising or (ii) the earliest date on which Taxes would have been reduced had the relevant Tax Attribute been available (assuming for these purposes that the relevant Acquired Company would have been in a position to utilize such Tax Attribute). Any payment made after the due date specified in this Section 9.1(e) will carry interest at a rate of one percent (1%) above the base lending rate of JPMorgan Chase Bank, N.A. from time to time from the due date to the date of actual payment (both dates inclusive).

 (f) Notwithstanding anything contrary herein, all representations contained in Section 3.11 and the indemnification obligations set forth in this Article 9 will survive until thirty (30) days after the after the expiration of the applicable statute of limitation.

Section 9.2Tax Return Filing; Audit Responsibilities.

 (a) The Sellers will prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to all Acquired Companies for taxable years or periods ending on or before the Closing Date with respect to such Acquired Companies and all consolidated, combined, unitary or similar group Tax Returns with respect to periods that include the Closing Date and that include an Acquired Company for such period but with respect to which an Acquired Company does not have primary responsibility for filing. Such Tax Returns will be prepared in a manner consistent with Sellers' past practice in respect of the Acquired Companies. The Sellers will remit any Tax Returns to the Purchaser not later than forty-five (45) Business Days before the applicable due date (including extensions) of such Tax Returns for their review and approval (not to be unreasonably withheld or delayed) not later than thirty (30) Business Days before the applicable due date of such Tax Returns. If, upon expiration of the Purchaser's period of review set forth in the preceding sentence, the parties disagree as to any item for which Purchaser's approval is required, the parties will promptly submit the item to a mutually acceptable internationally recognized accounting or law firm for final resolution, such resolution to be completed (where possible) five (5) days prior to the applicable due date (including extensions) for filing such Tax Return. The determination of such accounting or law firm will be binding upon the parties. The Sellers will timely pay to the Purchaser an amount equal to any Taxes for which the Sellers are liable pursuant to Section 9.1 (but which are payable with Tax Returns to be filed by the Purchaser). With respect to Tax Returns described in this Section 9.2(a), and subject to the limitations set forth in this Section 9.2, the Purchaser will cooperate with the Sellers in filing such Tax Returns, including causing the Acquired Companies to sign and file such Tax Returns, provided that such cooperation will not include the taking, or causing to be taken, any action inconsistent with, or in violation of, Law. With respect to any net refunds and credits attributable to the payment of Taxes for a Pre-Closing Period and for any portion of a Straddle Period ending on the Closing Date will be for the account of Seller, and the Purchaser will promptly pay to Seller any such refund or credit; provided, however, that the Purchaser shall be under no obligation pursue or seek any such refunds or credits.

(b)      With respect to Tax Returns in respect of taxable years or periods beginning before the Closing Date and ending after the Closing Date, the Purchaser will prepare and file or cause to be prepared and filed such Tax Returns. The Purchaser will remit any such Tax Returns to the Sellers not later than forty-five (45) Business Days before the applicable due date (including extensions) of such Tax Returns for their review and approval (not to be unreasonably withheld or delayed) not later than thirty (30) Business Days before the applicable due date of such Tax Returns. If, upon expiration of the Sellers' period of review set forth in the preceding sentence, the parties disagree as to any item for which Sellers' approval is required, the parties will promptly submit the item to a mutually acceptable internationally recognized accounting or law firm for final resolution, such resolution to be completed (where possible) five (5) days prior to the applicable due date (including extensions) for filing such Tax Return. The determination of such accounting or law firm will be binding upon the parties. The Sellers will timely pay to the Purchaser an amount equal to any Taxes for which the Sellers are liable pursuant to Section 9.1 (but which are payable with Tax Returns to be filed by the Purchaser). With respect to Tax Returns described in this Section 9.2(b), and subject to the limitations set forth in this Section 9.2, the Sellers will cooperate with the Purchaser in filing such Tax Returns, including causing the Acquired Companies to sign and file such Tax Returns, provided that such cooperation will not include the taking, or causing to be taken, any action inconsistent with, or in violation of, Law. With respect to any net refunds and credits attributable to the payment of Taxes for a Post-Closing Period and for any portion of a Straddle Period ending after the Closing Date will be for the account of Purchaser, and Sellers will promptly pay to Purchaser any such refund or credit; provided, however, that the Sellers shall be under no obligation pursue or seek any such refunds or credits.

(c)       Without limitation of the obligation to make payment by the due date, in the event that the Sellers or the Purchaser are liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return, prompt reimbursement will be made.

(d)      Each of the Purchaser and the Sellers will promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or any such other party's Affiliates) may be liable under this Agreement. If the Purchaser receives notice of a Tax Contest with respect to any Acquired Company which could reasonably be expected to cause the Sellers to have an indemnification obligation under this Article 9, then the Purchaser will promptly notify the Sellers in writing of such Tax Contest after receiving such notice. Subject to the Sellers indemnifying the Purchaser against all Losses which may thereby be incurred, the Purchaser will and will procure that any relevant Acquired Company will take such action to resist, avoid, dispute, appeal or defend such Tax Contest as the Sellers may reasonably request, provided that the Purchaser will not be required to take or procure the taking of action which involves agreeing to the settlement or compromise of the Tax Contest or any proposal for the same which is likely to increase the amount of Taxes involved or the future liability to Taxes of any Purchaser Affiliate. If the Sellers fail to make such request within thirty (30) Business Days of receipt of notification of the Tax Contest from the Purchaser or indicate that they do not wish any such action to be taken, the Purchaser will be free to pay or settle the Tax Contest or take such other action in connection therewith as it may in its absolute discretion decide. If they so request in writing, the Sellers will have the right, at their own expense, to control the conduct of such Tax Contest; provided, however, that, in such case, the Sellers (i) will obtain the prior written consent of the Purchaser to the appointment of any professional advisers (such consent not to be unreasonably withheld or delayed); (ii) will keep the Purchaser fully and promptly informed of all matters pertaining to a Tax Contest and provide the Purchaser with all correspondence and notes or other written records of telephone conversations or meetings; (iii) will submit to the Purchaser in draft all material written communications pertaining to a Tax Contest for its approval and will only transmit such communications if such approval is given (such approval not to be unreasonably withheld or delayed), and (iv) will not make any settlement or compromise of the Tax Contest or agree any matter in the conduct of the Tax Contest which is likely to affect the amount of any Taxes subject of the Tax Contest or the future liability to Taxes of any Purchaser Affiliate without the approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

(e)       To the extent not inconsistent with the provisions of this Section 9.2, the procedures of Article 8 will apply in the case of any claim for Losses related to Taxes.

Section 9.3         Section 338 Elections.

(a) Seller U.S. and Purchaser will join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under applicable Law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of Cinch U.S. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election. The Parties agree to allocate the aggregate of that portion of the Purchase Price allocated to Cinch U.S. pursuant to Section 2.6 and the liabilities of Cinch U.S. among the assets in accordance with Sections 338 and 1060 of the Code as mutually agreed to by the Parties within one hundred and eighty (180) days following the Closing Date. All such mutually agreed to allocations will be used by each Party in preparing any filings required pursuant to Sections 338 and 1060 of the Code or any similar provisions of state or local Law and all relevant Tax Returns, subject to adjustment to reflect the adjustment to the Purchase Price provided for in Section 2.3 of this Agreement. Neither Purchaser nor Seller U.S. will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The Parties will in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority.

 (b) Seller U.K. agrees that during the period of nine (9) months following the Closing Date it will take all reasonable steps to cooperate with any election under Section 338(g) of the Code (collectively a "Section 338(g) Election") that the Purchaser may choose to make in connection with the acquisition of Cinch U.K.

 Section 9.4 Transfer Taxes. All federal, state, provincial, local or foreign or other excise, sales, use, transfer (including real property transfer or gains Taxes and stamp duty on the transfer of the U.K. Shares, but excluding nonresident capital gains and similar Taxes), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), will be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. Any Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use its reasonable best efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Purchaser and Sellers will cooperate in the timely completion and filing of all such Tax Returns. Any Transfer Taxes resulting from any subsequent increase in the Purchase Price, as adjusted pursuant to the terms of this Agreement, will be borne in accordance with the provisions of this Section 9.4.

Section 9.5Cooperation.

(a)       The Purchaser, the Acquired Companies, and the Sellers will cooperate fully, as and to the extent reasonably request by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other provide assistance to the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, i f the other party so requests, the Acquired Companies or the Sellers, as the case may be, will allow the other party to take possession of such books and records.

(b)      The Purchaser and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

 (c) The Purchaser and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

 Section 9.6 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies will be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies will not be bound thereby or have any liability thereunder.

ARTICLE 10
EMPLOYEE BENEFITS MATTERS

Section 10.1 Seller Plans. The Sellers, Cinch U.S. and its Subsidiaries will take such actions prior to the Closing as are necessary and appropriate to cause Cinch U.S and its Subsidiaries to cease participation in each and every Company Plan sponsored or maintained by the Sellers or to which any Seller is a party (other than the change of control agreements listed on Section 2.7 of the Seller Disclosure Schedule) ("Seller Plans"). The Sellers will retain and/or assume all liabilities under the Seller Plans from and after the Closing, including any and all liabilities attributable to any current or former employee of any Acquired Company (or any Subsidiaries) (including the Transferred Employees). Neither Cinch U.S. (nor its Subsidiaries) nor the Purchaser will be treated as assuming any Seller Plan or any liabilities under any Seller Plan. The Sellers will cause the accounts or benefits of each Transferred Employee under the Cinch U.S. 401(k) and Retirement Account Plan (the "U.S. Savings Plan"), to be fully vested as of the Closing. The Sellers will take such actions as are necessary or appropriate to permit Transferred Employees to receive a distribution of their benefits under the U.S. Savings Plan in connection with the consummation of the transactions contemplated by this Agreement and will cause Transferred Employees to receive the benefits of the Sellers' matching and/or profit- sharing contributions under such plan(s) through the Closing Date without regard to any requirement that such Transferred Employees be employed on the last day of the plan year or satisfy other service requirements. The Sellers will allow Transferred Employees who have taken loans under the U.S. Savings Plan to elect either to rollover their loans in kind to another plan or continue to pay off the loans in accordance with the existing terms of the loan, the terms of the U.S. Savings Plan and applicable Laws.

Section 10.2 Defined Contribution Plan — U.K. Effective as of the Closing Date, the Employees will continue to participate in the Stakeholder Scheme.

Section 10.3 Welfare Arrangements. With respect to the Company Plans maintained by the Sellers and set forth on Section 10.3 of the Seller Disclosure Schedule (the "Welfare Plans"), the Purchaser agrees to designate or establish, effective as of the Closing, one or more benefit plans, programs or arrangements for the purpose of providing such benefits to Transferred Employees. The Purchaser will cause such benefit plans, programs or arrangements to (i) waive any preexisting condition limitations for conditions covered under the applicable Welfare Plans available to the Transferred Employees immediately prior to the Closing and any applicable waiting periods, and (ii) credit Transferred Employees with any deductible and out-of-pocket expenses incurred by such employees and their dependents under the Welfare Plans during the portion of the current year preceding the Closing Date for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar plan, program or arrangement in which such employees may be eligible to participate after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Purchaser. With respect to aggregate lifetime maximum benefits available under the Purchaser's welfare benefit plans, a Transferred Employee's prior claim experience under any of the Welfare Plans will not be taken into account. Effective as of the Closing Date, the Transferred Employees (and their dependents) will no longer participate in the Welfare Plans and the Sellers will have taken all such action prior to the Closing Date as may be required to achieve this result. Notwithstanding anything contained in this Agreement to the Contrary, the Purchaser will have no obligation to provide any employee benefit plan, program, policy or fringe benefit after the Closing Date, and the Purchaser retains and reserves the right to amend, modify or terminate any such plan, program, policy or fringe benefit at any time. Nothing herein expressed or implied will confer or is intended to confer upon any Transferred Employee, beneficiary or legal representative thereof, any rights or remedies, including, without limitation any right to employment, or continued employment for any specified period of time, of any nature or kind whatsoever under or by reason of this Agreement.

Section 10.4 Indemnity. Subject to the other terms of this Agreement (including, without limitation, Section 2.7 (Change of Control Costs) and Section 8.1 (Indemnification by Sellers)), from and after the Closing, the Purchaser will indemnify and hold harmless the Seller Indemnified Parties against all Losses arising or resulting from (a) any Company Plan maintained or sponsored directly by any Acquired Company that transfers with the Acquired Companies by operation of Law, (b) any claim with respect to any Company Plan which transfers in whole, or in part, by operation of this Article 10, (c) any claim made by any Transferred Employee against the Sellers or any of its Affiliates for any severance or termination benefits pursuant to the provisions of any Company Plan or any applicable Law, (d) any suit or claim of violation brought against the Sellers or any of its Affiliates under WARN Act for any actions taken by the Purchaser on or after the Closing Date with respect to any facility, site of employment, operating unit or Transferred Employee, and (e) any failure of the Purchaser to discharge its obligations under this Article 10.

Section 10.5 COBRA. The Sellers will be responsible for providing the notices and making available health care continuation coverage, as required by Sections 601 et seq. of ERISA and COBRA, for all of the Employees of Cinch U.S. and its Subsidiaries (and their respective covered dependents) whose qualifying events (as defined under COBRA) occur prior to the Closing Date. The Purchaser will be responsible for providing the notices and making available health care continuation coverage, as required by Sections 601 et seq. of ERISA and COBRA, for all of the Employees of Cinch U.S. and its Subsidiaries (and their respective covered dependents) whose qualifying events (as defined under COBRA) occur on or after the Closing Date.

Section 10.6 Defined Benefit Plan — U.K.

(a) Prior to the Closing, the Sellers will, and will cause Cinch U.K. to, use their commercially reasonable efforts to cause Seller U.K. or one of its Affiliates, to assume all liabilities under the Main Scheme on and after Closing and, without limiting the generality of this provision, the Sellers will, and will cause Cinch U.K. to, pursue, and use their commercially reasonable efforts to expedite the completion of, a scheme of apportionment arrangement transferring the Main Scheme's liabilities to Seller U.K. or one of its Affiliates.

(b) The Sellers will request a letter or deed of discharge from the Trustees of the Main Scheme for the benefit of Cinch U.K. in substantially the same terms as follows: "The Trustees confirm that, further to the payment of the scheme apportionment arrangement share (£1) by Cinch Connectors Limited to the Trustee in accordance with the scheme apportionment arrangements, Cinch Connectors Limited has no further liability to the Main Scheme, whether under the Main Scheme Rules, applicable legislation or otherwise, and that Cinch Connectors Limited has ceased to be an Employer under the Main Scheme Rules and an employer for the purposes of Part 3 of the Pensions Act 2004 and section 75 of the Pensions Act 1995 and, in either case, regulations made thereunder."

Section 10.7 Indemnity — Sellers.

(a) For a period of twenty-five (25) years from and after the completion of the Transfer of the Main Scheme, the Sellers will, jointly and severally, indemnify and hold harmless the 10.7 Indemnified Parties from and against any and all Losses incurred by a 10.7 Indemnified Party arising in relation to the Main Scheme. It is agreed and understood by the parties that, for the purposes of the indemnification obligations set forth in this Section 10.7, "Losses" will:

(i)           not include any payments to be made to participants in the Main Scheme that are covered by assets held by the Main Scheme;

(ii)         include all of Cinch U.K.'s liabilities and costs arising in respect of the Main Scheme (including, for the avoidance of doubt, any debt under section 75 of the Pensions Act 1995 which becomes payable by Cinch U.K.); and

(iii)        include any liability of a Section 10.7 Indemnified Party under a Contribution Notice or the requirements of a Financial Support Direction in relation to the Main Scheme.

(b) Notwithstanding the terms of Section 10.7(a), the Purchaser agrees that, in the event any 10.7 Indemnified Parties incur any Losses for which the Sellers would be obligated to make indemnification payments pursuant to this Section 10.7, then the Purchaser will, and will cause the Indemnified Parties to, (i) promptly notify the Sellers after it has received notice or otherwise learns of an assertion that may lead to such Losses, (ii) provide the Sellers the opportunity to mitigate or cure such Losses for a period not to exceed ten (10) days after the incurrence of the subject Losses and (iii) cooperate with the Sellers in connection with any attempts to mitigate or cure such Losses during such period.

(c)           For purposes of this Agreement:

(i)           "10.7 Indemnified Parties" shall include all Purchaser Indemnified parties as well as any Connected Person.

(ii)           ''Connected Person" means a person who, as at any time, is both (A) associated with, or connected to, Cinch U.K. or any other person who has at any time participated in the Main Scheme and (B) associated with, or connected to, the Purchaser, for the purposes of section 249 and/or section 435 of the Insolvency Act 1986.

(iii)          "Contribution Notice" has the meaning given in section 38 of the Pensions Act 2004.

(iv)          "Financial Support Direction" has the meaning given in section 43 of the Pensions Act 2004.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by U.S. certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Sellers or a Company:

Safran USA, Inc.
2850 Safran Drive
Grand Prairie, Texas 75052
Facsimile: (972) 606-7114
Attention: General Counsel

with copies to (which will not constitute notice) to:

Safran SA
2, Boulevard du General Martial Valin
75724 Paris Cedex 15
Facsimile: +33 (0) 1 4060 8103
Attention: General Counsel

Baker & McKenzie LLP One
Prudential Plaza
130 E. Randolph Street
Chicago, Illinois 60601
United States of America
Facsimile: (312) 698-2244
Attention: Michael F. DeFranco, Esq.

If to the Purchaser:

Bel Fuse Inc.
206 Van Vorst Street
Jersey City, New Jersey 07302
Facsimile: (201) 432-9542
Attention: Daniel Bernstein, President and Chief Executive Officer

with a copy (which will not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile: (973) 597-2351 and (973) 597-2573
Attention: Peter H. Ehrenberg, Esq. and Nicholas San Filippo IV, Esq.

Section 11.2 Amendment. Except as contemplated by Section 5.4, this Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 11.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Except as contemplated by Section 5.4: (i) any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as provided in Section 5.4 any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 11.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.6.

Section 11.5 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that no party may assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.5.

Section 11.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 11.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, and those in any amendment or supplement thereto, will be deemed to relate to each other provision of Article 3 or Article 4, respectively, if the relationship to such other provision(s) is readily apparent on the face of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be.

Section 11.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 11.9 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 11.10 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 11.11 Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, in no event will any party or any of its Affiliates be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not.

Section 11.12 Specific Performance. The parties agree that irreparable damage would occur in the event that all conditions to the relevant provisions of Sections 2.4 and 2.5 of this Agreement were satisfied but not performed by Purchaser or the Sellers, as the case may be (the "Non-Performing Party"), in accordance with their specific terms or were otherwise breached by the Non-Performing Party. The parties accordingly agree that, prior to any termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a party may be entitled at law or in equity, the Purchaser or the Sellers, as the case may be (the "Performing Party"), will be entitled to injunctive relief to prevent breaches of Sections 2.4 and 2.5 of this Agreement by the Non-Performing Party and otherwise to enforce specifically such provisions of this Agreement. The Non-Performing Party expressly waives any requirement that the Performing Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement pursuant to this Section 11.12.

Section 11.13 Dispute Resolution.

(a)           Any claims or disputes arising out of or in connection with this Agreement that cannot be amicably resolved by the parties will be exclusively and finally settled by binding, confidential arbitration. The arbitration will be conducted under the auspices of the International Chamber of Commerce International Court of Arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of the arbitration, except as they may be modified herein or by mutual written agreement of the parties. The arbitration tribunal will be composed of one (1) expert arbitrator as appointed in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The seat of the arbitration will be New York, New York, US, and the arbitral proceedings will be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. The parties hereby agree and acknowledge that the arbitration award granted in accordance with this Section 11.13  will be final, binding and conclusive upon the parties.

(b)           Nothing in this Agreement will prevent either party from resorting to judicial proceedings for the limited purpose of seeking a preliminary injunction, specific performance or other equitable remedy to preserve the status quo and bar further breaches of this Agreement. To this extent, the parties irrevocably consent to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and hereby waive any objection to personam jurisdiction or venue of any such court, including, without limitation, that any such action has been brought in an inconvenient forum. In addition, resort by either party to negotiation, mediation or arbitration pursuant to this Agreement will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either party to pursue any such judicial relief; provided, however, that irrespective of the filing of any such request for judicial relief the party will continue to participate in the dispute resolution proceedings required by this Section 11.13. Any negotiation or mediation which takes place pursuant to this Agreement will be confidential and will be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and State Rules of Evidence.

Section 11.14 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.14.

Section 11.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one (1) agreement. This Agreement is effective upon delivery of one (1) executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SAFRAN USA, INC.

By:
Name:
Title:

SAFRAN UK LIMITED

By:
Name:
Title:

BEL FUSE INC.

By:
Name:
Title:

EXHIBIT - A

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on                                            2009

by SAFRAN UK LIMITED of Concorde Way, Segenworth North, Fareham, Hampshire, P015 5RL (the "Grantor")

INTRODUCTION:

The Grantor is the registered holder of 5,300,000 ordinary shares of £1 each (the "Shares") in the capital of Cinch Connectors Limited (no. 2178707) whose registered office is at Shireoaks Road, Worksop, Nottinghamshire S80 31-IA (the "Company").

1.	APPOINTMENT

The Grantor appoints any director of Bel Fuse Inc of 206 Van Vorst Street, Jersey City, New Jersey, 07302 USA to be its attorney (the "Attorney") to do, subject to clause 3, all or any of the things set out in paragraph 2 of this Power.

2.	AUTHORITY

The matters and things referred to in paragraph I are:

2.1	to exercise all voting and other rights attaching to the Shares whether pursuant to the Company's Articles of Association, the Companies Acts 1985 and 2006 (as amended), or otherwise howsoever;

2.2
to execute a form of proxy in favour of such person or persons as the Attorney thinks fit to attend and to vote as the Grantor's proxy at any general meeting of the members of the Company in respect of the Shares in such manner as the Attorney may decide;

2.3	to exercise all rights to call for or requisition any such general meeting of the Company;

2.4	to consent to the convening and holding of any such general meeting of the Company and the passing of the resolutions to be submitted at any such meeting on short notice;

2.5
to settle the terms of and consent and agree to any resolutions of the Company dealt with by written resolution whether pursuant to the Company's Articles of Association, the Companies Act 2006 or otherwise howsoever; and

2.6	otherwise executing, delivering and doing all deeds, instruments and acts in the Grantor's name insofar as may be done in the Grantor's capacity as registered holder of the Shares

3.	LIMITS ON AUTHORITY

The Attorney may not sell, transfer or otherwise dispose of the Shares.

4.	RATIFICATION

The Grantor undertakes to ratify and confirm all documents, acts and transactions entered into or done by the Attorney in the exercise or purported exercise of his powers under this Power of Attorney.

5.	NATURE OF THIS POWER OF ATTORNEY

This Power of Attorney is a deed and has been executed as a deed.

EXHIBIT - A

6.	GOVERNING LAW

This Power of Attorney shall be governed by and construed in accordance with English Law. The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter.

This document is executed as a deed and delivered on the date stated at the beginning of this document.

EXECUTED as a DEED by
SAFRAN UK LIMITED
acting by [                  ] (one of its directors) in the
presence of:
Director

Witness signature

Name

Address

______________________________________

______________________________________

Occupation

2

EXHIBIT - B

AMENDED AND RESTATED SUPPLY AGREEMENT LTA-CINCH-BF-2009-09

This Amended and Restated Supply Agreement LTA-Cinch-BF-2009-09 (this "Agreement") is made this ___ day of _____________  20__, by and between Cinch Connectors, Inc., a Delaware corporation ("Cinch") having its principal place of business at 1700 Finley Road, Lombard, Illinois 60148, Labinal, Inc., a Delaware corporation having its principal place of business at 7701 S. Stemmons, Ste. 220, Corinth, Texas 76210-1841 and its affiliate and subsidiary Labinal de Mexico, S.A. de C.V., Washington 3701 Int. Circuito Edificio 38, Chihuahua 31200 Mexico, (hereinafter collectively referred to as "LABINAL").

WHEREAS, Cinch is in the business of designing, manufacturing and selling electronic and electrical connectors.

WHEREAS, Labinal is in the business of designing and manufacturing electrical wire harness assemblies for use in aircrafts.

WHEREAS, pursuant to that certain Supply Agreement LTA-Cinch-BF-2009-09, dated as of September 21, 2009 (the "Original Agreement"), Labinal and Cinch have entered into a business relationship whereby Cinch will provide Labinal with certain products.

WHEREAS, prior to the date hereof, Cinch and Labinal were affiliates of one another.

WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the "SPA"), dated as of _____________, 2009, by and among Bel Fuse Inc., Safran USA, Inc. and Safran UK Limited, all of the issued and outstanding capital stock of Cinch has been sold to Bel Fuse Inc. and/or one of its affiliates (the "Transaction").

WHEREAS, as a result of the Transaction, Cinch and Labinal are no longer affiliated and, in connection with the Transaction, Cinch and Labinal now desire to amend and restate the Original Agreement in its entirety, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

1.           PURCHASE OF PRODUCT

1.1 Except as otherwise provided for herein, Cinch shall provide to Labinal and Labinal shall purchase from Cinch all of Labinal's requirements for BACC 45 and BACC 63 series connectors as specified on Exhibit A, which is attached hereto and made a part hereof ("Products"). The price and lead-time for each Product shall be specified adjacent to each part number listed on Exhibit A, and shall be fixed for the Term of this Agreement. The unit pricing shall not exceed the Boeing contract pricing during the same period. Exhibit A shall reflect periodic additions/deletions mutually agreed upon by both parties.

1.2 The parties acknowledge and agree that Labinal will provide Cinch with the opportunity to produce and provide to Labinal, all of Labinal's requirements for any BACC 63 series connectors not otherwise included herein.

EXHIBIT - B

1.3 Notwithstanding the provisions in Section 1.1 above, subject to Section 8.1 below, Labinal may elect to purchase certain part numbers of the Product from a different source other than Cinch in the event that (i) any of the below events occur and (ii) solely in the case of Section 1.3.3 or 1.3.4, are continuing for a period of thirty (30) days after Cinch is provided with notice of Labinal's intent to purchase certain part numbers of the Product from a different source as a result of such event:

1.3.1 Cinch is no longer qualified by Boeing to manufacture and sell such part numbers; provided, however, that (i) Labinal shall advise Cinch in writing within five (5) days of becoming aware that Cinch is so no longer qualified, (ii) Labinal shall use its commercially reasonable efforts to persuade Boeing to so qualify Cinch to manufacture and sell such part numbers, and (iii) Labinal shall cooperate and consult with Cinch to allow Cinch the opportunity to satisfy any concerns Boeing may have. This exception to the requirements provision in section 1.1 above shall apply only to those part numbers for which Cinch is no longer qualified by Boeing to manufacture.

1.3.2 Boeing has requested Labinal in writing to purchase certain part numbers of the Product from a source other than Cinch; provided, however, that (i) Labinal shall advise Cinch in writing within five (5) days of such request by Boeing, (ii) Labinal shall use its commercially reasonable efforts to persuade Boeing to withdraw any such request, (iii) Labinal shall cooperate and consult with Cinch to allow Cinch the opportunity to satisfy any concerns Boeing may have.

1.3.3 Cinch fails to meet contractual lead times for a particular part number (defined as failing to meet contractual lead times for a particular part number >5% of the time over the course of a month, lead time being defined as the time to produce and deliver to Cinch's dock, from the date of reception of Labinal's order by Cinch) for more than 3 calendar months in a row, provided that Cinch has received prompt written notice from Labinal upon such occurrence. Such failure to adequately perform shall also constitute a "breach" under Section 13.2(iii) below.

1.3.4 Cinch continuously provides products of a defective quality, defined as 12 month rolling ppm > 700 ppm for 3 months in a row, or poor on-time delivery performance, defined as monthly on-time delivery <95% for 3 months in a row; provided that Cinch has received prompt written notice from Labinal upon the occurrence of (i) the 12 month rolling ppm exceeding 400 ppm and/or (ii) the monthly on-time delivery falling below 97%. Such failure to adequately perform shall also constitute a "breach" under Section 13.2(iii) below.

1.4 VALUE ENGINEERING

Cinch is encouraged to develop, prepare and submit value engineering change proposals (VECP's). These proposals may include proposed changes to drawings, designs, specifications, or other requirements, provided that such changes do not impair any essential functions or characteristics of the Products, that (1) decrease Cinch's performance costs or (2) produce a net reduction in the cost to Labinal of installations, operation, maintenance or production of the Product.

EXHIBIT - B

Proposals shall be submitted to Labinal's purchasing representative, however, Labinal shall not be liable for any delay in action upon a proposal. Labinal's decision to accept or reject any proposal shall be final. If there is a delay and the net result in savings no longer justifies the investment, Cinch will not be obligated to proceed with the change.

Cinch has the right to withdraw, in whole or in part, any proposal not accepted by Labinal within the time period specified in the proposal. Cinch shall submit, as a minimum, the following information with the proposal:

1.	description of the difference between the existing requirement and the proposed change, and the comparative advantages and disadvantages of each;

2.	the specific requirements which must be changed if the proposal is adopted; and,

3.	the cost savings and Cinch's implementation costs.

Each proposal shall include the need dates for engineering release and the time by which a proposal must be approved so as to obtain the maximum cost reduction.

Labinal may accept, in whole or in part, any proposal by issuing a change order. Until such change order has been issued, Cinch shall remain obligated to perform in accordance with the terms and requirements of the original Purchase Order as written.

Labinal and Cinch shall share the savings as follows:

•      50% of the savings to Labinal;
•      50% of the savings to Cinch.

Cinch shall include with each proposal verifiable cost records and other data for proposal review and analysis. Labinal shall issue a change order, and the unit price shall be reduced in an amount equal to the savings portion attributable to Labinal as set forth above.

2. ORDERING AND PAYMENT

2.1   Cinch and Labinal agree to negotiate a mutually agreeable Consignment and Min/Max agreement for certain of the Products covered by this agreement.

2.2 Labinal shall issue to Cinch a purchase order either in tangible format or electronically which shall specify the Products ordered, the quantity thereof, the delivery dates and all other information, including special instructions, relating to the order. Such Purchase Order shall reference this Agreement and shall incorporate by such reference the terms and conditions and prices as provided for herein.

2.3 All Products shall be invoiced to Labinal by Cinch at the time of actual shipment to Labinal. The full amount of any invoice shall be paid in U.S. currency within Forty five (45) days following the receipt of the product by Labinal.

EXHIBIT - B

2.4      Parts managed under the Consignment program will be paid Thirty (30) days net date of inventory pull.

 2.5 Except as otherwise provided, associated freight expenses and duties for Products shipped under the Vendor Managed Inventory (Min Max and Consignment) shall be paid directly by Cinch. Labinal shall pay all associated freight expenses and duties for all Products Ordered outside the Vendor Managed Inventory (Min Max and Consignment) with the exception of expedited freight for which costs will be paid by Cinch if Cinch is not in compliance with the contractual lead-times referenced in Exhibit A.

3.            SHIPMENT AND DELIVERY

 3.1 Each delivery of the Products shall be initiated by a written or electronic purchase order ("Purchase Order") issued to Cinch. Each Purchase Order shall specify the date on which the Products must be received at Labinal (the "Delivery Date") which shall be no sooner than the lead times as specified for each Product on Exhibit A. Cinch will use its commercially reasonable efforts to accommodate the requests for parts within lead-times which are less than those established in Exhibit A.

3.2      An order shall be deemed to have been placed as of the date of Cinch's receipt of the Purchase Order.

3.3 Labinal may, without charge, postpone, decrease, increase or cancel any Purchase Order by prior notice to Cinch, provided such advance notice to Cinch is at least equal to the lead time for the affected Products, as specified on Exhibit A.

In the event that Labinal postpones, decreases, or cancels a Purchase Order after the lead time period specified has begun, Cinch shall be entitled to be reimbursed by Labinal for all actual costs incurred by Cinch as a direct result of such postponement, decrease, or cancellation which are not recoverable by:

(a)	The shipment of the Products affected to other parties within a reasonable period of time; or

(b)	The exercise by Cinch, in a commercially reasonable manner, of other mitigation measures.

3.4      Exhibit A specifies the lead-time for the shipment of the Products to Labinal after Cinch's receipt of a Purchase Order. This lead-time is exclusive of transit time.

3.5

3.5a-All Shipments for parts managed under the Vendor Managed Inventory (Min Max and Consignment) shall be delivered DDU to Labinal location, with title to Products released hereunder and risk of loss or damage passing from Cinch to Labinal upon Cinch's delivery of the Products to Labinal's Location.

EXHIBIT - B

3.5b-All parts managed outside of the Vendor Managed Inventory program (Min Max and Consignment) shall be delivered EXW Cinch location and in that latter case title to Products released hereunder and risk of loss or damage shall pass from Cinch to Labinal upon Cinch's delivery of the Products to Labinal's Carrier, subject to the provisions of Section 3.6 below.

3.6 Cinch shall preserve, package, handle and pack the Products so as to protect the Products from loss or damage, in conformance with good commercial practice for similar products, Labinal specifications, government regulations and other applicable standards.

3.7      Each delivery of Products to the Labinal location shall include a packing list that contains at least the following information:

(a)     the Purchase Order number;

(b)     the Cinch or Boeing part number, including revision level; and

(c)      the quantity of Product shipped.

 3.8 Replenishment of parts elected to participate to the Min/Max — Consignment replenishment system will be managed under the specific agreement between Cinch and Labinal pertaining to Vendor Managed Inventory.

4.           ORDER QUANTITIES

 4.1 During the term of this Agreement Labinal shall purchase from Cinch, and Cinch shall supply to Labinal, subject to the terms and conditions set forth herein, all of Labinal's requirements for the Products, including any amendments thereto, at the prices indicated on Exhibit A as may be amended from time to time. The minimum order quantity (MOQ) will be as follows:

a.	Discrete purchase orders for all part numbers with less than 25 piece EAU will have a 15 piece MOQ

b.	Discrete purchase orders for all parts with 25 pieces or larger EAU will have a 25 piece MOQ.

4.2      Labinal shall, on a periodic basis, deliver to Cinch a written estimate of Labinal's requirements and its anticipated required delivery dates as defined by the Labinal MRP system.

 4.3 It is acknowledged and agreed by the parties hereto that Labinal's obligation to purchase the Products is strictly limited to its requirements for products during the term of this Agreement, as contemplated by Section 1.3.2 above, and, further, that Labinal does not, nor can it, guarantee any minimum-quantity purchase of the Products.

EXHIBIT - B

5.           WARRANTY

5.1 Cinch warrants that the Products sold to Labinal hereunder will be free from defects in material and workmanship furnished by Cinch and will conform, within normal commercial tolerances, to applicable specifications. This warranty shall apply only where Labinal has given Cinch written notice of such defect or nonconformity within thirty-six (36) months after delivery of the products by Cinch. The warranty does not extend to any Product which has been subjected to abuse, misuse, neglect or accident, nor to any Product which has been repaired or altered by other than Cinch. Cinch's liability for defective or non conforming Products, whether based on breach of warranty, negligent manufacture or product liability, is exclusively limited to repair or replacement, at Cinch's election, of such Products. Cinch assumes no risk and shall be subject to no liability for any damages or loss resulting from the specific use or application made of the Products. The foregoing warranty is Labinal's exclusive remedy and in lieu of all other warranties, express or implied, including, without limitation, merchantability, fitness for a particular use or purpose, description, quality, productiveness, or otherwise. In no event shall Cinch be liable for any special, incidental or consequential damages (including, without limitation, cover, loss of use, loss of profit and claims of third parties) howsoever based, whether in negligence, tort, breach of warranty or breach of contract by Cinch or otherwise. Any other representation or warranty is expressly disclaimed.

6.           RETURN OF PRODUCTS

6.1 All Products returned by Labinal to Cinch, including non-complying Products as defined in Section 7.1 below, shall be accompanied by a return materials authorization ("RMA"). Unless further verification is reasonably required by Cinch, Cinch shall supply an RMA within five (5) business days after Labinal's request for the return of non-complying and other returns of Products. If further verification is required, the RMA shall be supplied by Cinch within ten business days after receipt of the appropriate verification from Labinal, If Cinch fails to timely provide the RMA after appropriate verification has been provided by Labinal, Labinal may return the Product(s) without an RMA.

6.2 All non-complying Products, returned by Labinal to Cinch and all replacement or reworked Products shipped by Cinch to Labinal to replace non-complying Products shall be at Cinch's expense, including transportation charges.

7.           NON-COMPLYING PRODUCTS

7.1 If any Product is defective or otherwise not in conformity with the requirements of this Agreement or of any Purchase Order (collectively "Non-complying Product"), Labinal may, subject to the provisions of Section 7.2 below, return the Non-complying Product for replacement or reworking at Cinch's option and expense.

7.2 Cinch shall ship the replacement or reworked Product as soon as possible but in no event later than fifteen (15) business days after receipt of the Non-complying Product from Labinal. Labinal may elect, in its sole discretion, to purchase replacement Product from other sources until such time as Cinch notifies Labinal that Cinch is able to replace Product, provided however, that Cinch and Labinal shall use commercially reasonable efforts to discuss Labinal's requirements of Products to satisfy customer needs in the meantime, and Labinal shall not purchase from alternate suppliers replacement Products in excess of the minimum amount necessary to maintain continuity of supply to its customers (it being agreed and understood that, if Cinch and Labinal do not agree on such minimum amount, Labinal, acting in good faith, shall have final decision making authority so long as such determination is based upon, and supported by, ordinary course customer demand/forecast reports).

EXHIBIT - B

8.           CONTINGENCIES

8.1 Cinch shall not be liable for, nor shall Labinal exercise any right to terminate this Agreement or purchase Products from a source other than Cinch as a result of, any delay in performance under this Agreement caused by an act of God or any other cause beyond Cinch's control and without Cinch's fault or negligence (collectively "Delaying Cause"). Cinch shall, in the event of a Delaying Cause, to the extent practicable, provide notice to Labinal of the Delaying Cause within ten (10) days of occurrence. In the event of a Delaying Cause that precludes Cinch from performing hereunder that continues for twenty 20 days or more, Labinal may elect, in its sole discretion, to purchase replacement product from other sources until such time as Cinch notifies Labinal that Cinch is able to perform hereunder; provided, however, that while such Delaying Cause is occurring Cinch and Labinal, to the extent practicable, shall use commercially reasonable efforts to meet weekly to discuss Labinal's requirements of Products to satisfy customer needs and Labinal shall not purchase from alternate suppliers replacement Products in excess of the minimum amount necessary to maintain continuity of supply to its customers (it being agreed and understood that, if Cinch and Labinal do not agree on such minimum amount, Labinal, acting in good faith, shall have final decision making authority so long as such determination is based upon, and supported by, ordinary course customer demand/forecast reports).

9.           SUPPLY CHAIN LOGISTICS

9.1 Cinch and Labinal agree to meet periodically, as agreed between the parties, to discuss, address and implement supply chain initiatives with an overall goal of optimizing the supply chain for both companies.

10.           NOTICES

10.1 All notices, requests and other communications hereunder shall he in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, one (1) day after being sent by an overnight delivery service, properly addressed and postage prepaid, or if mailed, five (5) days after mailing certified mail, return receipt requested.

10.2 Any notice sent to Labinal or Cinch pursuant to this Agreement shall be sent to the address specified in the preamble to this Agreement.

10.3 Either party may change its address for purposes of notice by giving notice to the other party.

EXHDHT-B

11. FORECASTS AND CONFIDENTIAL INFORMATION

11.1 Neither Cinch nor Labinal shall disclose to any person or entity, other than its employees, parent organizations, lenders, professional advisors and agents who have a need to know and have executed an agreement imposing the same restrictions and obligations as imposed by this Section 11, any confidential information, whether written or oral, which it may obtain from the other or otherwise discover in the performance of this Agreement. As used in this Section 11, the term "confidential information" shall include, without limitation:

(a)
all information or data concerning or related to the Products (including the discovery, invention, research, improvement, development, manufacture or sale of the Products) or business operations (including sales costs, profits, pricing methods, organizations, employee lists and processes);

(b)	all forecasts for production, support or service requirements submitted by Labinal pursuant to this Agreement ("Forecast");

(c)	all Labinal property of a confidential nature.

11.2 Without limiting the generality of Section 11.1 above, each party shall maintain all confidential information in strict confidence. Each party shall take all reasonable steps to ensure that no unauthorized persons or entity has access to confidential information and that all authorized persons having access to confidential information refrain from any unauthorized disclosure.

11.3 All written Forecasts or those communicated in computer-readable format shall be clearly marked by Labinal as a Forecast and as confidential and proprietary. Any oral Forecasts shall be reduced by Labinal to writing or computer-readable format within thirty (30) days of disclosure to Cinch.

11.4 With respect to each Forecast, the obligations imposed by this Section 11 shall continue in full force and effect for a period of one (1) year from the date of the Forecast. regardless of whether this Agreement is earlier terminated. With respect to other confidential information, the provisions of this Section 11 shall continue indefinitely regardless of the termination of this Agreement.

11.5 The provisions of this Section 11 shall not apply to any information that:

(a)	is rightfully known to either party prior to disclosure;

(b)	is rightfully obtained from any third party without any breach of obligation of confidentiality;

(c)	is made available to the public without restrictions; or

(d)	is disclosed with the prior written approval of the provider.

EXHIBIT - B

12.         ASSIGNMENT

12.1 Neither Labinal nor Cinch shall delegate any duties or assign any rights or claims under this Agreement without the prior written consent of the other party. Any such attempted delegation or assignment shall be void. Notwithstanding the foregoing, such consent to an assignment shall not be required in the event that either party is acquired, either in whole or in part, by a third party (including in the event of a party's sale or transfer of a relevant manufacturing or production facility to a third party).

13.         TERM AND TERMINATION

13.1 This Agreement shall be effective for the period commencing on January 1st, 2010 and continuing until the earlier of the effective date of any notice of termination given in accordance with Section 13.2 below or December 31, 2014.

13.2 Subject to Section 8.1, this Agreement may be terminated by either party with such termination having immediate effect, upon written notice to the party in breach if said party has committed a material breach of this Agreement. For purposes of this Section 13.2, the term "material breach" shall include, but not be limited to, those events where: (i) such party becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors or files a petition of insolvency or bankruptcy; (ii) a receiver or liquidator is appointed for such party's assets, or a petition in any insolvency, bankruptcy, or similar proceeding is filed against such party; (iii) either party commits a breach of any of its obligation or covenants under this Agreement and fails to cure such breach within thirty (30) days following its receipt of a written notice from the other party advising of such breach.

13.3 Upon the expiration or termination of this Agreement, the terms and conditions contained herein shall apply to all Purchase Orders previously transmitted by Labinal to Cinch and to all Products shipped there under.

14.         OTHER

14.1 This Agreement takes precedence over Cinch's or Labinal's additional or different terms and conditions, to which objection is hereby made by the other party. The parties' contract with regard to the Products is limited to the terms and conditions of this Agreement.

14.2 This Agreement comprises the entire understanding between the parties with respect to the subject matter contained herein and supersedes any previous communications, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement. No modification of this Agreement shall be binding on either party unless in writing and signed by an authorized representative of each party.

14.3 In the event of any conflict between the provisions of this Agreement and any Purchase Order or exhibit, the order of precedence is as follows:

(a)   this Agreement, and
(b)   any instructions written on the face of the Purchase Order.

EXHIBIT - B

14.4 The waiver of any term, condition or provision of this Agreement by Labinal or Cinch must be in writing. No such waiver shall be construed as a waiver of any other term, condition or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition or provision.

14.5 This Agreement shall be interpreted and governed in all respects by the laws of the State of New York without reference to its conflicts of laws provisions.

14.6 All references in this Agreement to "days" shall, unless otherwise specified, mean calendar days.

14.7 The section headings used in this Agreement are for convenience or reference only. They shall not limit or extend the meaning of any provision of this Agreement, and they shall not be relevant in interpreting any provision of this Agreement.

14.8 The provisions contained in the present contract will apply to MATIS Aerospace, Technopole de Nouasser B.P. 98 - Aeroport Mohammed V Casablanca, MAROC.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement on the day and in the year first above written.

Labinal, Inc.	Cinch Connectors, Inc.

By:	By:
Name:	Name:
Title:	Title: